SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VIOLIN MEMORY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY, SUBJECT TO COMPLETION

VIOLIN MEMORY, INC.

4555 Great America Parkway

Santa Clara, California 95054

Notice of Annual Meeting of Stockholders

The Board of Directors (“Board”) of Violin Memory, Inc. is soliciting proxies for its 2016 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and our Annual Report to Stockholders, which was filed with the Securities and Exchange Commission on April 6, 2016, are available to you on the Internet and are also being mailed to you. These proxy materials also include the proxy card for the Annual Meeting.

The Annual Meeting will be held at our principal executive offices located at 4555 Great America Parkway, Santa Clara, California 95054, on June 30, 2016, at 9:00 a.m., Pacific Time. We are holding our Annual Meeting to:

1.	Elect three Class III directors to serve until the 2019 annual meeting of Stockholders or until their successors are elected and qualified; and

2.	Approve an amendment of our Amended and Restated Certificate of Incorporation to: effect a Reverse Stock Split of our common stock at a ratio between 1-for-2 (1:2) and 1-for-10 (1:10) to be determined by our Board of Directors (“Board”) to be effected at the sole discretion of our Board at any time within forty-five days following the Annual Meeting; and authorize any other action deemed by our Board to be necessary in connection with the Reverse Stock Split, all without further approval or authorization of our stockholders;

3.	Approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to reduce the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 (on a post-split basis), if and when the Reverse Stock Split is effected pursuant to Proposal 2 (the “Authorized Share Reduction”); and

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017.

We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

We have selected May 4, 2016, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Please note that Clinton Relational Opportunity Master Fund, L.P., on behalf of itself and Imation Corp. (“Clinton”) has notified us that it intends to nominate three persons for election as directors to our Board at the Annual Meeting in opposition to the nominees recommended by our Board. You may receive solicitation materials from Clinton, including proxy materials and a GOLD proxy card. We are not responsible for the accuracy of any information provided by, or relating to, Clinton or its nominees contained in the solicitation materials filed or disseminated by, or on behalf of, Clinton or any other statements that Clinton may make.

Our Board does not endorse any of the Clinton nominees and unanimously recommends that you vote on the WHITE proxy card or voting instruction form “FOR ALL” of the nominees proposed by our Board. Our Board strongly urges you NOT to sign or return any proxy card sent to you by Clinton. If you have previously submitted a proxy card sent to you by Clinton, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted upon at the Annual Meeting by using the enclosed WHITE proxy card. Only the latest validly executed proxy card that you submit will be counted.

By Order of the Board of Directors,

Gary Lloyd Secretary

May [X], 2016

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the Internet, by telephone or by mail. Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

VIOLIN MEMORY, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

June 30, 2016

This proxy statement is being furnished to stockholders of Violin Memory, Inc. in connection with the solicitation of proxies by our Board for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”), which is described below. This Proxy Statement and the accompanying WHITE proxy card will be mailed to stockholders on or about May 23, 2016.

References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Violin Memory, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on June 30, 2016, at 9:00 a.m., Pacific Time, at our principal executive offices, which are located at 4555 Great America Parkway, Santa Clara, California 95054.

What items will be voted on at the Annual Meeting?

As to all holders of our common stock, the purpose of the Annual Meeting is to:

•	Elect three Class III directors to serve until the 2019 annual meeting of Stockholders or until their successors are elected and qualified;

•	Approve an amendment of our Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split of our common stock at a ratio between 1-for-2 (1:2) and 1-for-10 (1:10) as determined by our Board, to be effected in the sole discretion of our Board at any time within forty-five days following the Annual Meeting; and authorize any other action deemed by our Board to be necessary in connection with the Reverse Stock Split, all without further approval or authorization of our stockholders;

•	Approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect the Authorized Share Reduction to reduce the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 (on a post-split basis), if and when the Reverse Stock Split is effected pursuant to Proposal 2 (the “Authorized Share Reduction”); and

•	Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2017.

We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	FOR the approval of each director nominee;

•	FOR the approval of the Reverse Stock Split;

•	FOR the approval of the Authorized Share Reduction; and

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2017.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned Violin Memory, Inc.’s Common Stock (“Common Stock”) at the close of business on May 4, 2016, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of Common Stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?

Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Who will tabulate the votes and act as inspector of election?

A representative of American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, will act as the Inspector of Election at the Annual Meeting.

How do I vote my shares?

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Violin Memory, Inc. (through AST):

•	In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of Common Stock held in “street” or “nominee” name (through a bank, broker or other nominee):

•	If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2017 is considered to be “routine.” The other proposals are considered to be “non-routine” matters. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on June 30, 2016, at 9:00 a.m., Pacific Time, at our principal executive offices, which are located at 4555 Great America Parkway, Santa Clara, California 95054. If you hold your shares in “street” or “nominee,” you must obtain a proxy, executed in your favor, from the holder of record to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the Internet and telephone voting facilities to vote your shares will vote:

•	FOR the approval of each director nominee;

•	FOR the approval of the Reverse Stock Split;

•	FOR the approval of the Authorized Shares Reduction; and

•	FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2017.

Our Board strongly urges that you NOT sign or return any proxy card sent by Clinton.

What should I do if I receive a proxy card from Clinton?

Clinton has notified us that it intends to nominate three persons for election as directors to our Board at the Annual Meeting in opposition to the nominees recommended by our Board. If Clinton proceeds with its alternative nominations, you may receive proxy solicitation materials from Clinton, including an opposition proxy statement and a GOLD proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by or on behalf of Clinton or any other statements Clinton may make.

Our Board does not endorse any of the Clinton nominees and unanimously recommends that you disregard any proxy card or solicitation materials that may be sent to you by or on behalf of Clinton. Voting to “WITHHOLD” with respect to any of Clinton’s nominees on its proxy card is NOT the same as voting FOR our Board’s nominees because a vote to “WITHHOLD” with respect to any of Clinton’s nominees on its proxy card will revoke any proxy you previously submitted. If you have already voted using the GOLD proxy card, you have the right to change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card sent by the Company, or by completing and mailing the enclosed WHITE proxy card in the enclosed prepaid envelope. Only the latest validly executed proxy card that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions below in the section entitled “How do I change or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our Investor Relations Department by email at ir@vmem.com or by phone at (650) 396-1525.

What does it mean if I receive more than one WHITE proxy card or voting instruction form?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for each WHITE proxy card or, if you vote via the Internet or by telephone, vote once for each WHITE proxy card that you receive to ensure that all of your shares are voted.

If Clinton proceeds with its alternative director nominations, you likely will receive multiple mailings from Clinton, and we likely will conduct multiple mailings prior to the Annual Meeting so that stockholders have our latest proxy information and materials to vote. We will send you a WHITE proxy card with each mailing, regardless of whether you have vote previously. Only the latest validly executed proxy you submit will be counted. If you wish to vote as recommended by our Board, you should submit only the WHITE proxy cards. Please refer to the section above entitled “What should I do if I receive a proxy card from Clinton?” for more information.

How do I change or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling: 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and following the instructions or via the internet by going to www.voteproxy.com and following the instructions.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

If you previously signed the gold proxy card sent to you by Clinton, you may change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card we sent to you, or by completing and mailing the enclosed WHITE in the enclosed pre-paid envelope. Submitting a gold proxy card sent to you by Clinton will revoke votes you previously made by means of our WHITE proxy card.

What constitutes a quorum for purposes of the Annual Meeting?

On May 4, 2016, the record date, we had 99,640,348 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.

How many votes are required to approve the proposals?

The election of directors in Proposal 1 will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. The affirmative vote of a majority of the outstanding shares of our Common Stock is required to approve the Reverse Stock Split and reduction of authorized shares of Common Stock as set forth in Proposals 2 and 3. To ratify the appointment of PwC as our independent registered public accounting firm as set forth in Proposal 4, the affirmative vote of a majority of the voting power of the Common Stock present in person or by proxy at the Annual Meeting is required.

Can I attend the Annual Meeting in person?

We cordially invite and encourage all of our stockholders to attend the Annual Meeting in person. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card or their brokerage statement showing ownership on the record date in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.

Will any other matters be presented at the Annual Meeting?

We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting. If other matters are properly presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters as may properly come before the Annual Meeting, to the extent permitted by Rule 14a-4(c) under the Exchange Act.

Who will bear the cost of soliciting votes for the annual meeting?

The cost of preparing, printing, mailing and distributing this Proxy Statement, the accompanying proxy materials, and the cost of soliciting proxies on behalf of the Board, which may be made by standard mail, e-mail, other electronic channels of communication, telephone or personally by our directors, officers or employees, will be borne by the Company. None of the Company’s directors, officers or employees will receive any additional or special compensation for soliciting your proxy.

We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others in “street name” so that they may forward these proxy materials to the beneficial owners. The Company will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” beneficial owners to obtain their voting instructions.

The Company’s aggregate expenses related to the solicitation in excess of those normally spent for an annual meeting of shareholders as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, are expected to be approximately $100,000.

Appendix IV to this Proxy Statement sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position as the Company’s directors, officers and employees or because they may be soliciting proxies on our behalf.

Who can help answer my questions?

If you have any questions about the Annual Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at ir@vmem.com or by phone at (650) 396-1525.

BACKGROUND OF THE SOLICITATION

Our Settlement with Clinton in 2014

On April 12, 2014, the Company and Clinton Relational Opportunity Master Fund, L.P. (together with its affiliates, “Clinton”) entered into a settlement agreement (the “Settlement Agreement”) for the purpose of, among other things, settling a potential proxy contest with respect to the election of directors to our Board of Directors (“Board”) at the Company’s 2014 annual meeting of stockholders. The following is a summary of the material terms of, and certain other information related to, the Settlement Agreement:

•	On April 12, 2014, we increased the size of our Board from seven to eight members and appointed Vivekanand Mahadevan as a Class II Director of the Board to fill the newly created Board seat. Mr. Mahadevan’s term expired at the 2015 annual meeting of stockholders, and he was re-elected to the Board at the 2015 annual meeting. Mr. Mahadevan continues to serve on our Board, and his current term will continue until our 2018 annual meeting of stockholders.

•	On April 12, 2014, effective immediately upon Mr. Mahadevan’s appointment to our Board, Mr. Mahadevan was appointed to the Audit Committee of the Board, and he continues to serve on the Audit Committee.

•	Clinton withdrew its nomination letter to the Company and agreed to cause all shares of the Company’s common stock beneficially owned by it and its affiliates to vote in favor of (i) the election of each of our Board’s nominees for election as a Class I Director and (ii) the approval of both of the other proposals set forth in our proxy materials for our 2014 annual meeting of stockholders.

•	Clinton also agreed to observe normal and customary standstill provisions set forth in the Settlement Agreement.

Events Relating to the 2016 Annual Meeting

The following is a chronology of events leading to this proxy solicitation.

On June 30, 2015, Clinton sent a letter to our Board expressing a number of concerns about the Company, its management, and its financial condition. Clinton also stated its belief that the best path to maximizing stockholder value was an orderly sales process of the Company and that the sales process should be announced publicly.

On July 13, 2015, Kevin A. DeNuccio, our president, chief executive officer and a director, on behalf of the Board, sent a letter to Clinton responding to Clinton’s June 30, 2015 letter. Mr. DeNuccio, among other things, suggested a meeting with Clinton to discuss the matters Clinton raised, and also suggested that the meeting take place pursuant to a mutually agreeable nondisclosure agreement.

On July 13, 2015, Clinton sent an email to Mr. DeNuccio stating that Clinton would not agree to enter into a nondisclosure agreement, and proposing a meeting with the Company in August.

On July 14, 2015, Mr. DeNuccio sent a letter to Clinton containing detailed responses to the matters raised by Clinton in its June 30, 2015 letter, including Clinton’s expectations concerning the Company’s performance, Clinton’s concerns about the Company’s go-to-market strategy, the Company’s viability, and Clinton’s belief that the Company’s technology should be sold immediately. Mr. DeNuccio stated that the Board would continue to make its decisions based upon the best interests of all of Violin’s stockholders.

On July 30, 2015, Clinton sent a letter to our Board in response to Mr. DeNuccio’s July 14, 2015 letter to Clinton. Clinton expressed its disagreement with the information in Mr. DeNuccio’s letter and stated that, unless the Company’s performance improved, Clinton would consider seeking the election of replacements to our Board at the 2016 annual meeting of stockholders.

On August 28, 2015, there was a conference call between Mr. DeNuccio, Cory Sindelar, our Chief Financial Officer, Richard Nottenburg, our Chairman of the Board, and Joseph De Perio, a representative of Clinton to discuss the Company’s financial results for the second fiscal quarter ended July 31, 2015. Mr. De Perio stated that the Company’s financial performance was not good enough and expressed concerns regarding the Company’s go-to-market strategy and leadership. Mr. Nottenburg agreed to meet with Mr. De Perio in person the following week to continue the discussion.

On August 31, 2015, Mr. Nottenburg met with Mr. De Perio in New York City. Mr. De Perio expressed concerns around the Company’s execution, sales leadership, revenue guidance for the third quarter of fiscal 2016 and his expectations for the Company’s capital requirements. Mr. De Perio stated that he believed the Company has exceptional technology and customers and that we should begin an orderly sales process. Mr. De Perio stated that unless the Company’s performance improved and/or the Company was sold, Clinton would run a slate of directors at the next annual meeting. Mr. De Perio expressed the need to add a CEO with storage expertise to the Board. Mr. Nottenburg recommended that Mr. De Perio spend more time with the management team, and suggested a visit to Violin’s corporate offices.

On September 14, 2015, Messrs. DeNuccio, Sindelar and Said Ouissal, our SVP of Field Operations, met with Mr. De Perio and Robert Fernander, a Clinton representative and Director of Imation, at Violin’s corporate offices to discuss our business, our product transition, go-to-market changes and the actions management was taking to grow revenue.

On October 28, 2015, Mr. Nottenberg met with Mr. De Perio. At this meeting, Mr. De Perio presented a list of demands in order to avoid a contested election of directors. The demands consisted of replacing two current directors with two new directors, of which one being a storage executive and the other having a finance background; hiring an investment banker and running a public sale process; our agreement to a covenant prohibiting the raising of additional capital; and implementing a retention program for key technical talent.

On November 4, 2015, Mr. De Perio called Mr. Nottenburg to solicit feedback on the proposal as outlined above. As Clinton did not want to possess material non-public information, we believe that it was inappropriate at that time to discuss the actions that the Company was already taking, including the hiring of an investment banker. Consequently, Mr. Nottenburg informed Mr. De Perio that the Board had no response at that time.

On November 9, 2015, Clinton sent a letter to our Board proposing, among other things: the replacement of two current directors with two new directors; that the Company engage an investment banker to execute a sales process of the Company; and the implementation of a retention plan for certain of the Company engineering and development employees. Clinton also stated that it intended to issue a public announcement of its intentions following the Company’s public announcement of third quarter financial results.

On December 1, 2015, in response in part by Clinton demand for greater shareholder representation on the Board, the Company appointed Donald J. Listwin to the Board. In addition to Mr. Listwin’s extensive business experience, especially in the technology industry and his experience as a director of other companies, Mr. Listwin owns approximately 3% of the Company’s outstanding Common Stock.

On December 2, 2015, the Company publicly disclosed its decision to explore strategic alternatives and our engagement of an investment banker to assist us with the process. On the same date, Mr. DeNuccio and Mr. Sindelar spoke by telephone with Clinton to discuss our financial results for the third fiscal quarter ended October 31, 2016.

On December 14, 2015, Messrs. DeNuccio and Sindelar spoke by telephone with Mr. De Perio to discuss our public announcement of our review of strategic alternatives and to discuss the possible impact of a Clinton public announcement of its intention to seek to replace two of our directors on our business. During this telephone conversation, Clinton proposed that our Board be reduced to six directors and the appointment of two Clinton designees. If implemented, this action would have reduced the Board’s then current members of nine by five. In addition, Clinton already had Mr. Mahadevan on the Board. Other than the appointment of Clinton’s additional appointees, we demonstrated our continued responsiveness through a public exploration of strategic alternatives and increased stockholder representation on the Board.

On January 8, 2016, Clinton, on behalf of itself and Imation Corporation (“Imation”), issued a public announcement that it intended to notify the Company of its intention to nominate three candidates for election to our Board. The public announcement also stated Clinton’s belief that the Company should be sold to a strategic buyer prior to the 2016 annual meeting of stockholders.

On January 12, 2016, Clinton provided written notice to the Company of its intention, together with Imation, to present a proposal to nominate three persons for election as directors at the 2016 annual meeting of stockholders (“Clinton’s Notice”).

On February 19, 2016, Clinton sent a letter to our Board stating that it was willing to enter into a confidentiality agreement so that Clinton could be afforded the opportunity to voice its opinion on the acceptability of any proposals to purchase the Company.

On February 29, 2016, the Company sent to Clinton a draft confidentiality agreement that provided, among other things: that the Company would provide certain confidential information to Clinton regarding the review of strategic alternatives; and that the Company would disclose publicly all material, non-public information provided to Clinton pursuant to the confidentiality agreement on or before March 11, 2016. In other words, the confidentiality agreement required Clinton to maintain the confidentiality of the information provided for a period of ten days. The confidentiality agreement did not include any restrictions on Clinton’s ability to trade in the Company’s common stock after the public disclosure of the information provided to Clinton pursuant to the confidentiality agreement. Clinton did not respond to the draft confidentiality agreement.

On March 10, 2016, the Company publicly announced its financial results for the fourth quarter ended January 31, 2016, and the results of the Company’s review of the strategic alternatives. With the assistance of our investment bankers, Jefferies LLC, we conducted a robust process to explore a relationship with a broad number of industry players to get a full understanding of the best way to create value for our stockholders, including a potential sale of the Company. The process included both inbound and outbound inquiries with over 40 companies that we determined could benefit from the technology and value proposition that the Company offers in the marketplace. The results of the process had more than 15 companies engaging with us at various levels of evaluation and exploration. The process resulted with no company making an offer to acquire the Company. The process was successful in that it revealed multiple go-to-market and technology relationship opportunities, which we intend to pursue.

On March 11, 2016, Messrs. DeNuccio and Sindelar spoke by telephone with Mr. De Perio to discuss the Company’s financial results for the fourth quarter ended January 31, 2016, and the results of the Company’s review of strategic alternatives.

On March 16, 2016, Messrs. DeNuccio and Sindelar spoke by telephone with Mr. De Perio regarding a proposed resolution of the issues raised by Clinton’s Notice. During the telephone conversation, Clinton agreed that

Mr. DeNuccio should remain in his position as Chief Executive Officer. Clinton proposed a resolution that included the following: the resignations of two of the Company’s directors; the appointment of two Clinton designees to the Board with appropriate committee representation; Clinton’s agreement to a one year stand-still agreement; and the Company’s agreement to reimburse Clinton for its legal fees and expenses. In response, Mr. DeNuccio proposed reducing the Board from nine to six directors. Clinton stated that it was amenable to reducing the Board to six directors including one Clinton designee. Mr. DeNuccio advised Clinton that Bruce H. Grant, who through affiliated entities beneficially owns nearly 10% of the Company’s common stock, would consider becoming a director and suggested that Mr. Grant should be Clinton’s designee. In response, Mr. De Perio stated that he did not believe that Mr. Grant would best represent Clinton’s interests. However, Mr. De Perio stated that, in order to resolve the matter, Clinton would agree to a Board consisting of seven directors including Mr. Grant and one Clinton designee.

On March 24, 2016, Messrs. DeNuccio and Sindelar spoke by telephone with Mr. De Perio to continue discussions concerning a potential resolution. During the telephone conversation, Mr. De Perio stated for the first time that the Clinton designee must be himself instead of one of the three persons Clinton had nominated in the Clinton Letter. Messrs. DeNuccio and Sindelar stated that they would communicate Clinton’s requirement to the Board.

On March 30, 2016, Messrs. DeNuccio and Sindelar spoke by telephone with Mr. De Perio and informed him that Mr. De Perio would not be acceptable as the Clinton designee because the Board concluded that, in view of the proposed reduction of the number of directors, it would be important to have a director with industry experience. Mr. De Perio stated that Clinton would not accept the Company’s position.

Between April 7 and April 13, 2016, Messrs. DeNuccio, Grant and Nottenburg met in person or telephonically with Mr. Michael Wall, one of Clinton’s proposed Board nominees. Given Mr. Wall’s prior work experience as a chief executive officer in the storage industry, they concluded that Mr. Wall would make an acceptable Board member and would replace some of the industry experience that would be lost with the proposed down-sizing of the Board from nine directors to seven. Mr. Wall expressed his willingness to join our Board.

On April 8, 2016, Mr. De Perio telephoned Mr. DeNuccio and advised Mr. DeNuccio that Clinton would agree to limit the term of Mr. De Perio’s service as a director to 18 months. Mr. DeNuccion advised Mr. De Perio that the Company would consider the proposal.

On April 18, 2016, Mr. DeNuccio telephoned Mr. De Perio and advised Mr. De Perio that the Company would not accept Mr. De Perio as a director for the reasons previously communicated to Clinton. In a final attempt to resolve the matter, Mr. DeNuccio shared with Mr. De Perio the fact that the Board was willing to accept Mr. Wall as Clinton’s representative on the Board. Mr. De Perio refused.

On April 18, 2016, Clinton confirmed by email its “last offer” to resolve the matter, which included the following: Clinton would cease its efforts to contest the election of the Company’s nominees for election to the Board upon the appointment of Mr. De Perio to the Board and his appointment to unidentified Board committees; Clinton would agree that, after a period of eighteen months, Mr. De Perio would be replaced by a new director to be agreed upon by Clinton and the Company or an industry expert nominee to be reasonably agreed upon by Clinton and the Company; and Clinton would agree to standstill and non-disparagement restrictions during the period that Mr. De Perio served as a director.

On April 27, Mr. De Perio, on behalf of Imation and Clinton, sent a letter to our Board that included, among other things, certain information to be included in a preliminary proxy that Mr. De Perio stated Clinton would file after the close of our first quarter for fiscal year 2017 on April 30, 2016. The information included Clinton’s positions regarding the background of Clinton’s solicitation of proxies and the reasons for the solicitation. The letter also set forth Clinton’s views of the costs, to Clinton and the Company, for the proxy contest. Finally, the letter stated that Clinton would settle the proxy contest if Mr. De Perio is appointed to the Board immediately and has requisite Committee memberships. The letter also stated that Mr. De Perio would step down from the Board after 18 months and would be replaced by a person to be agreed upon or another industry expert designated by the Company who would be agreeable to Clinton, and that Clinton’s agreement would not be withheld unreasonably. Finally, the letter stated that Clinton would agree to standstill and non-disparagement restrictions during the period Mr. De Perio served on the Board. The letter is Annex I to this proxy statement. We urge stockholders to read the letter.

Given that there were no changes to the “last offer” provided by Clinton, we concluded that there was nothing further to discuss. Due to this impasse, and the expectation of a contested election, we decided to retain the Board size at nine to avoid any potentially costly litigation brought by Clinton if we changed the Board size from nine to six. By maintaining the Board size at nine, we also maintained the appropriate level of industry experience, and with the proposed election of Mr. Grant, we would continue to add significant stockholder representation on the Board. As of March 31, 2016, the Board and executive officers owned approximately 5% of the outstanding shares of the Company. With the addition of Mr. Grant, should he be elected at the Annual Meeting, this ownership would increase to 15% of the outstanding shares of the Company. In addition, Mr. Mahadevan, Clinton’s original designee in 2014, continues to serve on our Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to each of our directors, officers and employees. It addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

We also have adopted a Code of Ethics for Senior Financial Officers (the “Code for Senior Financial Officers”) applicable to our Chief Executive Officer, Chief Financial Officer and other key management employees addressing ethical issues. The Code and the Code for Senior Financial Officers are posted on our website. Any waiver to the Code must be approved by our Board or our Nominating and Governance Committee and must be timely disclosed as required by applicable law. Any waiver to the Code for Senior Financial Officers must be approved by our Audit Committee and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.

Board Composition

Our Board currently is composed of nine directors, all of whom are “independent directors” as defined under the rules of the New York Stock Exchange (“NYSE”), except for Mr. DeNuccio, our President and Chief Executive Officer. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors shall be not less than five and not more than thirteen, with the exact number to be fixed from time to time by a resolution of the majority of the Board. There are no family relationships among any of our directors or executive officers.

Our Board met a total of ten times during fiscal year 2016 and acted twice by unanimous written consent. During fiscal year 2016, all of our directors attended at least 75% of the meetings of our Board held during their tenure and 75% of the meetings of any Board committees upon which they served and held during their tenure. The Board does not have a policy requiring director attendance at annual meetings of our stockholders.

Board Leadership Structure

The Board selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. Currently, the roles of Chairman and Chief Executive Officer are separate, and the Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

The Chairman of the Board, Richard N. Nottenburg, presides over each Board meeting. The Chairman serves as liaison between our Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides over stockholders’ meetings and provides advice and counsel to the Chief Executive Officer.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Alternatives Committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and the rules and regulations of the Securities and Exchange Commission (SEC”). We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below.

Audit Committee — Messrs. Kurtz, Mahadevan, Walrod and Ms. Bo-Linn serve on our Audit Committee. Mr. Kurtz is the chairperson of the Committee. Our Audit Committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and review of their reports regarding our accounting practices and systems of internal accounting controls. Our Audit Committee also oversees the audit efforts of PwC, our independent registered public accounting firm, and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our Audit Committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters. Our Board has determined that all members of the Audit Committee are audit committee financial experts, as defined by the rules promulgated by the SEC, and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The Audit Committee met ten times during fiscal year 2016.

Compensation Committee — Messrs. Antoun, Lang, Nottenburg and Ms. Bo-Linn serve on our Compensation Committee. Mr. Lang is the chairperson of the Committee. Our Compensation Committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our Compensation Committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, our Compensation Committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our equity plans. The Compensation Committee met five times during fiscal 2016 and acted ten times by unanimous written consent.

Nominating and Corporate Governance Committee — Messrs. Lang, Nottenburg and Walrod serve on our Nominating and Corporate Governance Committee. Mr. Walrod is the chairperson of the Committee. Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. Our Nominating and Corporate Governance Committee also is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee met nine times during fiscal year 2016.

Strategic Alternatives Committee — Messrs. DeNuccio, Kurtz, Listwin, Nottenburg and Walrod served on our Strategic Alternatives Committee. Mr. Nottenburg was the chairperson of the Committee. Our Strategic Alternatives

Committee was an ad hoc committee formed in November 2015 to: (i) provide oversight of a review by management of the Company’s strategic alternatives and (ii) direct management and the Company’s financial and legal advisors regarding day-to-day processes in connection with the strategic review. The review of the Company’s strategic alternatives has been completed. As of March 31, 2016, the Strategic Alternatives Committee met four times.

Directors’ Stock Ownership Policy

In order to better align the interests of our directors and those of our stockholders, all current directors, no later than April 2018, and all future directors, within three years of becoming directors, are required to own that number of shares of our common stock equal in market value, at the time(s) of purchase(s), to three times their base annual retainer, which is discussed below in the section entitled “Compensation of Directors.” Our directors are permitted, but are not required, to accept shares of our common stock in lieu of all or a part of the payment of the base annual retainer in cash.

Copies of Corporate Governance and Other Materials Available

The following documents are available for downloading or printing on our web site at www.vmem.com, by selecting “Company,” then “Investors,” then “Corporate Governance” then either “Committee Composition” or “Code of Conduct,” and then the links to the documents listed below:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

•	Whistleblower Hotline

Compensation Committee Interlocks and Insider Participation

Messrs. Antoun, Lang, Nottenburg and Ms. Bo-Linn serve as members of our Compensation Committee. None of the members of our Compensation Committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Nomination Policy

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies if they occur.

Our Corporate Governance Guidelines require that independent directors may not be executive officers or employees of the Company, may not have material relationships, as determined by the Board, with the Company, and may not have any other relationships which, in the opinion of the Board, could interfere with the exercise of independent judgment in fulfilling the responsibilities of a director. In addition, service as a director should not present the appearance of any conflict of interest, and directors should be independent of any particular constituency and able to represent all of the Company’s stockholders.

The Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Corporate Governance Guidelines contain membership criteria that call for candidates to be selected for their ethical character, personal and professional reputation, ability to exercise sound business judgment, accomplishments in their field, credentials and recognition, relevant expertise and experience, and the ability to offer advice and guidance to our chief executive officer based on that expertise and experience. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out their duties as a director. The Nominating and Corporate Governance Committee also seeks to ensure that a majority of our directors are independent under the NYSE rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talent and experience. If a director no longer wishes to continue in service, if the Nominating and Corporate Governance Committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board or other event, then the Nominating and Corporate Governance Committee will consider whether to replace the director or to decrease the size of the Board. If the decision is to replace a director, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by Committee members, by other Board members, a director search firm engaged by the Committee, or our stockholders. Prospective nominees are evaluated by the Nominating and Corporate Governance Committee based on the membership criteria described above and set forth in our corporate governance guidelines.

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Corporate Governance Committee should notify our Corporate Secretary in writing at our principal executive office. Such notice must be delivered to our office by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as publicly announced by us prior to the meeting.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Corporate Governance Committee generally must include the following information about the prospective nominee:

•	the nominee’s name, age, business address and residential address;

•	the nominee’s principal occupation;

•	the number of shares of our capital stock owned by the nominee;

•	a description of all compensation and other relationships during the past three years between the stockholder and the nominee;

•	any other information relating to the nominee required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	the nominee’s written consent to serve as a director if elected.

The Nominating and Corporate Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Corporate Governance Committee reasonably may require to determine the person’s eligibility to serve as an independent director or that could be material to a stockholder’s understanding of the person’s independence or lack thereof.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but instead administers this oversight function directly, as well as through our standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address: Secretary, Violin Memory, Inc., 4555 Great America Parkway, Santa Clara, CA 95054.

BOARD OF DIRECTORS

Our Board is divided into three classes, each serving staggered, three-year terms. At the Annual Meeting, stockholders will be asked to elect three persons to serve as directors until our 2019 annual meeting. See “Proposal No. 1 — Election of Directors.”

Below are the names and ages of our nine directors as of April 30, 2016, the year each became a director, each director’s principal occupation or employment for at least the last five years, and other public company directorships held by each director.

Unless authority is withheld, the persons named as proxies in the voting materials available to you or in the accompanying proxy will vote for the election of Kevin A. DeNuccio, Georges A. Antoun and Bruce H. Grant. As of the date of this Proxy Statement, each director nominee has consented to being named in this Proxy Statement and to serving as a director if elected. We have no reason to believe that any nominee will be unable to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominee as our Board may propose. The election of directors in Proposal 1 will be determined by a plurality of the votes cast at the Annual Meeting, meaning the three nominees receiving the greatest number of votes from shares eligible to vote will be elected. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors.

Our directors and their ages as of April 30, 2016, are set forth below:

Name	Age	Position
Kevin A. DeNuccio	56	President, Chief Executive Officer and Director
Richard N. Nottenburg (2)(3)	62	Chairman of the Board
Georges A. Antoun (2)	58	Director
Cheemin Bo-Linn (1)(2)	62	Director
William H. Kurtz (1)	59	Director
Lawrence J. Lang (2)(3)	57	Director
Donald J. Listwin	57	Director
Vivekanand Mahadevan (1)	62	Director
David B. Walrod (1)(3)	50	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Our Board is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Dr. Richard N. Nottenburg, David B. Walrod and William H. Kurtz, and their terms will expire at our 2017 annual meeting of stockholders;

•	Our Class II directors are Lawrence J. Lang, Vivekanand Mahadevan and Donald J. Listwin, and their terms will expire at our 2018 annual meeting of stockholders; and

•	Our Class III are directors Kevin A. DeNuccio, Georges A. Antoun, and Cheemin Bo-Linn, whose terms will expire at our 2016 annual meeting of stockholders. Ms. Bo-Linn has decided not to stand for election during our Annual Meeting.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Kevin A. DeNuccio is our President and Chief Executive Officer and has served as a member of our Board since February 2014. Previously, he served as Chief Executive Officer of Metaswitch Networks Ltd., a

telecommunications hardware and software company, from February 2010 until June 2012. He remained a member of the Metaswitch Networks’ board of directors until joining us. Mr. DeNuccio served as President and Chief Executive Officer of Redback Networks Inc., a provider of edge routers, from August 2001 until its acquisition by Ericsson in January 2007. Redback Networks was reorganized pursuant to Chapter 11 of the Bankruptcy Code in 2003. From 1995 to 2001, he held a number of executive positions at Cisco Systems, including senior vice president of worldwide service provider operations. Prior to joining Cisco, Mr. DeNuccio was President and CEO of Bell Atlantic Network Integration, a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). He has also held senior management positions at both Unisys Corporation and Wang Laboratories network integration and worldwide channel partner businesses. Mr. DeNuccio previously served on numerous public and private boards of directors including Juniper Networks, Redback Networks, JDS Uniphase Corporation, KPMG LLP consulting (BearingPoint), Netpliance (TippingPoint), Salesnet and SanDisk. He currently serves on the board of directors of Calix, GrndCntrl, SevOne, and Northeastern University. Mr. DeNuccio earned a master’s degree in business administration from Columbia University and a bachelor’s degree in Finance from Northeastern University. Our Board has concluded that Mr. DeNuccio should serve as a director due to his outstanding record within the technology industry, wealth of industry experience and the perspective and experience he brings as our President and Chief Executive Officer.

Richard N. Nottenburg has served as a member of our Board since February 2014 and as Chairman of the Board since June 2014. Dr. Nottenburg, an investor in early stage technology companies and a management consultant, served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from June 2008 through October 2010. From July 2004 until May 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Dr. Nottenburg is currently a member of the board of directors of Verint Systems Inc. (where he is also chairman of the compensation committee). Dr. Nottenburg holds a B.S. in Electrical Engineering from Polytechnic Institute of New York, an M.S. in Electrical Engineering from Colorado State University, and a Doctor of Science in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland. Our Board has concluded that Dr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Georges J. Antoun has served as a member of our Board since June 2014. Mr. Antoun has served as President of North America Commercial Business for First Solar, Inc., a global provider of comprehensive solar systems, since July 2015. From July 2011 to July 2015, Mr. Antoun was Chief Operating Officer of First Solar. From January 2007 to July 2011, Mr. Antoun was the Head of Product Area IP & Broadband Networks for Telefonaktiebolaget L.M. Ericsson. Before joining Ericsson, from August 2001 to January 2007, Mr. Antoun was Senior Vice President of Worldwide Sales & Operations at Redback Networks, which Ericsson acquired in January 2007. Redback Networks was reorganized pursuant to Chapter 11 of the Bankruptcy Code in 2003. After the acquisition of Redback Networks, Mr. Antoun was promoted to Chief Executive Officer of the Redback entity at Ericsson until 2009. Prior to Redback Networks, from 1996 to 2001, Mr. Antoun worked at Cisco Systems where he served in various executive roles including Vice President of Worldwide Systems Engineering and Field Marketing, Vice President of Worldwide Optical Operations and Vice President of Carrier Sales. Mr. Antoun also serves on the board of directors of Ruckus Wireless, Inc. Mr. Antoun holds a B.S. in Engineering from the University of Louisiana at Lafayette, an M.S. in Information Systems from NYU Poly and an Executive Management degree from the Ericsson program at Columbia University. Our Board has concluded that Mr. Antoun should serve as a director due to his vast executive and technical experience.

William H. Kurtz has served as a member of our Board since November 2014 and chairs Violin’s Audit Committee. Mr. Kurtz joined Bloom Energy, a developer of fuel cell systems for on-site power generation, and served as Chief Financial Officer from March 2008 until May 2015. In May 2015, Mr. Kurtz assumed the role of Chief Commercial Officer and focused on the development of Bloom’s international business and arranged several commercial functions for the company. From September 2005 to March 2008, Mr. Kurtz served as

Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company. From March 2004 until August 2005, Mr. Kurtz served as Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc., a designer and manufacturer of high-performance modular enterprise storage systems. From July 2001 to February 2004, Mr. Kurtz served as Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc., a data storage company. From August 1998 to June 2001, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Scient Corporation, a provider of professional services. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant (inactive). Our Board has concluded that Mr. Kurtz should serve as a director because of his vast financial and business experience.

Lawrence J. Lang has served as a member of the Board since April 2010. From June 2015 to the present, Mr. Lang has served as President and Chief Executive Officer of PLUMgrid, Inc, which provides software-defined networking products. From September 2010 to November 2013, Mr. Lang has served as President and Chief Executive Officer of Quorum Labs, Inc., a company which provides high availability and disaster recovery computing products and services. He previously served as Vice President and General Manager of the Services and Mobility Business Unit of Cisco Systems, Inc. from December 2001 to November 2009. Mr. Lang served on the board of directors of Infineta Systems, Inc., a provider of inter-datacenter, wide-area network optimization solutions, from May 2012 until the sale of its assets to Riverbed Networks, Inc. in February 2013. He also previously served on the board of directors of BelAir Networks Inc., a provider of carrier-grade Wi-Fi equipment, from March 2010 until May 2012, when it was acquired by Ericsson, Inc. He currently advises and invests in various early-stage technology companies. Mr. Lang holds an M.S. in Operations Research from Stanford University and a B.S.E. in Electrical Engineering from Duke University. Our Board has concluded that Mr. Lang should serve as a director due to his background of more than twenty years of global business-building experience and as an executive in the technology industry.

Donald J. Listwin has served as a member of our Board since December 2015. Mr. Listwin currently serves as Chief Executive Officer of the Canary Foundation, a non-profit organization. From June 2008 to January 2012, Mr. Listwin served as Chief Executive Officer of Sana Security, and from September 2000 to September 2004 as Chief Executive Officer of Openwave Systems. From June 1997 to September 2000, Mr. Listwin served as Executive Vice President of Cisco Systems. Mr. Listwin previously served on numerous public and private boards of directors, including ETEK International, Isilon Storage, JDS Uniphase Corporation, Openwave Systems, Phone.com, Redback Networks, Cisco Systems, TIBCO Software, Clustrix, Genologics, Joyent, Sana Security, the National Cancer Institute, the Board of Scientific Advisors, the Fred Hutchinson Cancer Center, and the Moffitt Melanoma Cancer Center. Mr. Listwin currently serves on the boards of directors of Calix, D-Wave Systems, PLUMgrid, Teradici, and the Canary Foundation. Mr. Listwin also serves as a Consulting Professor of Radiology at Stanford University. Mr. Listwin earned a B.E. in electrical engineering and was awarded an honorary Doctor of Laws degree, both from the University of Saskatchewan. Our Board has concluded that Mr. Listwin should serve as a director due to his extensive business experience and experience as a director of other companies as well as owning approximately 3% of the Company’s outstanding Common Stock.

Vivekanand Mahadevan has served as a member of our Board since April 2014 after being designated by Clinton to represent its interests. Mr. Mahadevan is Chief Executive Officer of Dev Solutions, Inc., a technology consulting firm focused on data analytics, security, storage and cloud markets, and has held that position since January 2013. Previously, Mr. Mahadevan was Chief Strategy Officer of NetApp, Inc., a storage and data management company, from November 2010 to March 2012. From January 2009 to September 2010, Mr. Mahadevan was Vice President of Marketing and Business Line Executive at LSI Corp., a semiconductor and software company. From December 2007 through June 2008, he served as Chief Executive Officer of Deeya Energy, Inc., an energy storage technology company. Mr. Mahadevan serves on the board of directors of Overland Storage, Inc., formerly Overland Data, Inc. Mr. Mahadevan has a B.S. from the Indian Institute of Technology, Madras, and an M.S. and MBA from the University of Iowa. Our Board has concluded that

Mr. Mahadevan should serve as a director because of his executive experience in the technology industry and specifically his experience in the enterprise storage space.

David B. Walrod has served as a member of our Board since September 2011. Mr. Walrod has served on the board of directors of LumaSense Technologies, Inc., a provider of temperature and gas sensing instruments, since November 2005, TrustID, Inc., a provider of physical authentication solutions, since December 2009. Superior Care Pharmacy, Inc., a pharmacy services provider, since March 2010 and also as its president since March 2010, and Pier 88, LLC, an investment management company since September 2013. Mr. Walrod has served as Executive-in-Residence at Vodafone, a telecommunications provider, since August 2012, and as an independent investor and advisor since April 2007. He has also served as a Venture Partner of Bridgescale Partners, a venture capital investment company, from April 2009 to December 2011 and a General Partner of Oak Investment Partners, a venture capital investment company, from March 1999 to April 2007. Mr. Walrod received a J.D. from Harvard Law School, a Ph.D. in Physics from the Massachusetts Institute of Technology and a B.A. in Physics from the University of California, Berkeley. Our Board has concluded that Mr. Walrod should serve as a director due to his extensive board experience as a venture capitalist investing in growth technology companies, which brings industry and investment experience to the board of directors.

Director Nominee

Bruce H. Grant, 56, has been nominated by our Board for election to the Board to replace Cheemin Bo-Linn, who has decided not to stand for election. Mr. Grant has been the chairman of Applied Value LLC, a management consulting firm with offices in New York and Stockholm that specializes in cost and capital efficiency. Since December 20014, Mr. Grant also has been the chairman of Garden Growth Capital LLC and Garden Growth Industries AB, which are investment firms that acquire ownership positions in public and private companies. Since June 2005, Mr. Grant has been the chairman of Applied Venture Capital LLC, which invests in early stages of private companies. Mr. Grant serves on the boards of directors of a number of public and private companies in Sweden and also serves as a director of Friends of Hand in Hand International, a member of the Hand in Hand Network, a global group of non-governmental organizations working to fight poverty in ten countries. Mr. Grant holds a BSc in Chemistry and Mathematics and an MSc in Business Economics from the University of Gothenburg in Sweden and is a PhD Candidate at Chalmers University of Technology in Sweden. Our Board has concluded that Mr. Grant should serve as a director because of his extensive management consulting experience, his experience as a director and his substantial equity ownership position (nearly 10%) in the Company.

EXECUTIVE OFFICERS

The following sets forth to biographical information of our executive officers as of April 30, 2016:

Name	Age	Position
Kevin A. DeNuccio	56	President, Chief Executive Officer and Director
Cory J. Sindelar	47	Chief Financial Officer
Ebrahim Abassi	61	Chief Operating Officer
Said Ouissal	39	Senior Vice President, Worldwide Field Operations

A description of the business experience of Kevin A. DeNuccio is provided above under the heading “Board of Directors.”

Cory J. Sindelar has served as our Chief Financial Officer since December 2011. Prior to joining us, Mr. Sindelar served as the Chief Financial Officer from March 2011 to December 2011 and as a Consultant from December 2010 to March 2011 of Kilopass Technology, Inc., a memory semiconductor company. He also previously served as Chief Financial Officer of Ikanos Communications, Inc., a semiconductor and software provider, from September 2006 to July 2010. From 2003 to 2006, Mr. Sindelar held various finance positions at

EMC Corporation. From 2000 to 2003, Mr. Sindelar was Vice President, Corporate Controller and Principal Accounting Officer at Legato Systems, Inc., which was acquired by EMC. Mr. Sindelar holds a B.S. in Business Administration from Georgetown University.

Ebrahim Abassi has served as our Chief Operating Officer since March 2016. Mr. Abbasi previously served as our Senior Vice President of Operations since 2014. Prior to joining us, and beginning in 2012, Mr. Abbasi was employed by Roamware, Inc. (now Mobileum), a provider of voice and data roaming solutions. Mr. Abbasi held the position of President at Roamware and was responsible for the operations organization. Prior to joining Roamware in 2012, Mr. Abbasi held the position of President and Chief Operating Officer at Force10 Networks, Inc., a computer networking company that developed and marketed Ethernet switches. From 2001 to 2009, Mr. Abbasi held the position of Senior Vice President of Operations at Redback Networks, Inc., a telecommunications equipment company. Mr. Abbasi holds both a bachelor’s and a master’s degree in electrical engineering from the University of Tehran.

Said Ouissal as served as our Senior Vice President, Worldwide Field Operations, since May 2015 after serving as our Senior Vice President of Product Management and Strategy since March 2014. Prior to joining us in March 2014, Mr. Ouissal served as Vice President, Product Management, for Juniper Networks from October 2012 to April 2014. From June 2009 to September of 2012, Mr. Ouissal held the position of Vice President, Strategy and Customer Engagement, at Ericsson. From December 2001 to June 2009, Mr. Ouissal held the position of Director and Vice President, Systems Engineering, for Redback Networks. Prior to joining Redback Networks, Mr. Ouissal held various research and development, engineering, and operational and technical support positions with a number of companies, including Conxion, Versatel, Alcatel, Xylan, Bay Networks and Lucent Technologies. Mr. Ouissal holds a bachelor’s degree in computer science from the Saxion University of Applied Sciences in the Netherlands.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2016, the number of shares of common stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all or our named executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Violin Memory, Inc., 4555 Great America Parkway, Santa Clara, California 95054.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Except as otherwise indicated, each director and named executive officer (1) has sole investment and voting power with respect to the securities indicated or (2) shares investment and/or voting power with that individual’s spouse.

Applicable percentage beneficial ownership data is based on 99,169,243 shares of our common stock outstanding as of March 31, 2016. In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units and warrants held by that person that are currently exercisable or exercisable or vesting within 60 days of March 31, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Class
5% Stockholders:
Bruce H. Grant (2)	9,450,000	9.5%
Entities affiliated with Toshiba (3)	9,161,126	9.2%
Entities affiliated with Wellington Management Group LLP (4)	6,317,226	6.4%
Mark N. Rosenblatt (5)	5,374,710	5.4%

Executive Officers and Directors:
Kevin A. DeNuccio (6)	3,598,054	3.6%
Cory J. Sindelar (7)	460,667	*
Ebrahim Abassi (8)	1,312,500	1.3%
Said Ouissal (9)	407,582	*
Georges A. Antoun (10)	138,666	*
Cheemin Bo-Linn (11)	100,928	*
William H. Kurtz (12)	48,258	*
Lawrence J. Lang (13)	465,326	*
Donald J. Listwin (14)	2,836,000	2.9%
Vivekanand Mahadevan (15)	90,700	*
Richard N. Nottenburg (16)	288,333	*
David B. Walrod (17)	508,303	*
All Executive Officers and Directors as a group (12 persons)	10,255,317	10.3%

(1)	The number and percentage of shares beneficially owned is determined in accordance with rule 13-d3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of March 31, 2016, through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days of March 31, 2016, are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The number of shares that a person has the right to acquire within 60 days of March 31, 2016, as the result of the vesting of restricted stock units is the gross amount of shares vesting and no deductions have been made for shares that may be withheld for the payment of taxes.
(2)	Applied Value, LLC, Garden Growth Industries AB and Bruce H. Grant collectively own an aggregate of 9,450,000 shares of common stock. Applied Value holds 2,450,000 shares and Garden Growth holds 7,000,000 shares. Mr. Grant owns 100% and 90% of the outstanding equity interests of Applied Value and Garden Growth, respectively, and is the controlling equity owner of each of Applied Value and Garden Growth. In addition, Mr. Grant is the Chairman of each of Applied Value and Garden Growth and is deemed to control each of Applied Value and Garden Growth. Furthermore, by virtue of Applied Value and Garden Growth being under common control by Mr. Grant, Mr. Grant beneficially owns the shares held by each of Applied Value and Garden Growth. The address of Applied Value is c/o Applied Value Group, 300 Brickstone Square, Suite 201, Andover, MA 01810. The address of Garden Growth is c/o Applied Value Kb, Box 5047, 102 41 Stockholdm Sweden.
(3)	Based solely on a Schedule 13G filed on February 14, 2014, 5,000,000 shares were held by Toshiba Corporation and 4,161,126 shares were held by Toshiba America Electronic Components, Inc. Toshiba

Corporation’s address is 1-1, 1-Chome, Minato-ku, Tokyo, 105-8001, Japan and Toshiba America Electronic Components, Inc.’s address is 9740 Irvine Boulevard, Irvine, California 92618.
(4)	Based on Schedules 13G filed on February 11, 2016, Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (collectively, the “Wellington Entities”) beneficially owned 6,371,226 shares. The addresses of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(5)	Based solely on a Schedule 13G filed on June 9, 2014, Mark N. Rosenblatt beneficially owned 5,374,710 shares consisting of shared power to vote 4,454,364 shares and sole power to vote 920,346 shares. Rationalwave Associates Corp., the discretionary investment manager of Rationalwave Onshore Equity Fund, L.P., has the power to direct the voting and disposition of shares held by Rationalwave Onshore. Mr. Rosenblatt is the President of Rationalwave Associate and in that capacity directs the voting and disposition of shares held by Rationalwave Onshore. The address of the business office of each of the Reporting Persons is 108 Ardsley Road, Scarsdale, NY 10583
(6)	Includes 3,250,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(7)	Includes 231,249 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(8)	Includes 500,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(9)	Includes 277,083 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016, and 25,000 restricted stock units vesting within 60 days of March 31, 2016.
(10)	Includes 40,666 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(11)	Includes 82,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(12)	Includes 33,333 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(13)	Includes 109,326 shares held by L. Lang & K. Lang TTEE The Lang Revocable Trust and includes 115,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(14)	Includes 2,336,000 owned by the Don Listwin Trust and 500,000 shares owned by the Listwin Family Foundation.
(15)	Includes 86,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(16)	Includes 138,333 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.
(17)	Includes 169,883 shares held by the Walrod Family Trust (11/12/2010) and 165,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In addition to the cash and equity compensation arrangements of our named executive officers and directors, the following is a description of transactions for the year ended January 31, 2016, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which, at the time of such transaction, any of our directors, named executive officers or beneficial holders of more than 5% of our capital stock, or entities affiliated with or immediate family members of any of the foregoing, had or will have a direct or indirect material interest.

Toshiba

In June 2011, we entered into a Sales Agreement with Toshiba Corporation and its affiliates, including Toshiba America Electronic Components, Inc. (collectively Toshiba), pursuant to which we agreed to purchase at least 70% of our flash memory from Toshiba. Our Sales Agreement with Toshiba expired in June 2014 and automatically renews for successive one-year periods unless terminated by either party. The Company currently purchases all of its flash memory from Toshiba. During fiscal year 2016, we purchased approximately $6.8 million of product from Toshiba, and sold approximately $1.4 million of our product and services to Toshiba.

First Solar, Inc.

In April 2015, the Company sold product and services of approximately $0.2 million to First Solar, Inc. Mr. Antoun, a member of our Board, is the Chief Operating Officer of First Solar, Inc.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Related-Party Transaction Policy

Our executive officers, directors, holders of more than 5% of any class of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board in the event it is inappropriate for our Audit Committee to review the transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning total compensation of our named executive officers for services rendered to us in all capacities for each of the three years ended January 31, 2016:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1)($)	Restricted Stock Unit Awards (1)($)	Other (2) ($)	Total ($)
Kevin A. DeNuccio (3)	2016	750,000	—	—	576,000	15,474	1,341,474
President and Chief Executive Officer	2015	750,000	3,750,000	6,855,753	—	10,200	11,365,953

Cory J. Sindelar	2016	300,000	—	463,530	705,000	15,975	1,484,505
Chief Financial Officer	2015	300,000	96,880	261,540	—	10,200	668,620
	2014	265,000	120,000	—	65,430	10,200	460,630

Said Ouissal (4)	2016	299,375	—	494,305	709,500	15,416	1,518,596
Senior Vice President, Worldwide Field Operations	2015	266,633	367,500	540,785	372,000	12,000	1,558,918

Thomas G. Mitchell (5)	2016	225,000	—	—	141,230	12,847	379,077
Senior Vice President, Global Field Operations	2015	300,000	121,100	1,742,300	—	10,200	2,173,600

(1)	The amounts shown are the aggregate grant date fair value of stock options and restricted stock units computed in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation — Stock Compensation, or FASB ASC Topic 718,and do not reflect the compensation actually received by the named executive officer. These award values have been determined based on certain assumptions, which are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-based Compensation” in the Company’s Form 10-K which was filed with the SEC on April 6, 2016.
(2)	Includes employer paid portion of benefits.
(3)	Pursuant to Mr. DeNuccio’s employment offer letter, he received a sign-on bonus of $3.0 million in fiscal year 2015. In September 2014, Mr. DeNuccio elected to receive, for one year, shares of the Company’s common stock in lieu of his fiscal year 2015 bonus of $750,000 and $705,000 of his salary through September 15, 2015.
(4)	Pursuant to Mr. Ouissal’s employment offer letter, he received a sign-on bonus of $220,000 and a guaranteed bonus of $147,500 in fiscal year 2015.
(5)	Mr. Mitchell resigned from his position as Senior Vice President, Global Field Operations effective May 12, 2015 and remained as a consultant through October 31, 2015.

Outstanding Equity Awards

The following table presents certain plan information of equity awards held by our named executive officers as of January 31, 2016:

		Option Awards (1)				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Un-Exercisable)	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Awards	Market Value of Restructed Awards ($) (2)
Kevin A. DeNuccio	12/3/2015					600,000	534,000
	2/3/2014	1,916,666	1,083,334	$3.78	2/3/2024
	2/3/2014	1,000,000	—	$3.78	2/3/2024
Cory J. Sindelar	12/3/2015					275,000	244,750
	3/9/2015	—	300,000	$3.29	3/8/2022
	3/9/2015					50,000	44,500
	6/4/2014	118,750	181,250	$3.52	6/4/2021
	9/3/2013					28,125	25,031
Said Ouissal	12/3/2015					225,000	200,250
	3/9/2015	—	350,000	$3.29	3/8/2022
	3/9/2015					150,000	133,500
	4/16/2014	153,125	196,875	$3.72	4/6/2021
	4/16/2014					25,000	22,250

(1)	Our stock option agreements with our named executive officers provide that, if the executive’s service terminates for any reason except for death or total and permanent disability, the option will expire on the earlier of: i) the date three months after the date of service terminates or ii) the date on which the option expires by its terms. However, if service terminates as the result of an involuntary termination in connection with a change in control pursuant to the terms of agreements between the Company and the executives, described in Employment Agreements below, the option will expire on the earlier of: i) the date two years after the service terminates or ii) the expiration date.
(2)	The market value is based on the closing price of our common stock on January 31, 2016, which was $0.89 per share.

Employment Agreements

Below is a summary of the employment agreements with our executive officers that were in effect as of March 31, 2016.

Kevin A. DeNuccio

In February 2014, we entered into an employment offer letter with Kevin A. DeNuccio. Pursuant to his offer letter, Mr. DeNuccio will receive an annual base salary of $750,000, subject to review by the Compensation Committee from time to time. Mr. DeNuccio’s salary cannot be reduced without his consent other than a reduction that applies pro rata to all members of the Company’s senior management team. Mr. DeNuccio will also be eligible for an annual bonus based on criteria established by the Compensation Committee for years after fiscal year 2015 with a target amount equal to 100% of his base salary. Mr. DeNuccio’s bonus for fiscal year 2015 was $750,000. The offer letter also provided Mr. DeNuccio a buy-out and signing bonus of $3.0 million as compensation for his agreement to resign from the boards of several public and private companies on which he served.

In conjunction with his employment offer, we granted Mr. DeNuccio an option to purchase 4,000,000 shares of common stock. Under the terms of the grant, 1,000,000 shares are immediately exercisable. The remaining 3,000,000 shares underlying the grant will vest in equal monthly installments over 36 months, subject to

Mr. DeNuccio’s continued service through the vesting date. In the event of an involuntary termination of Mr. DeNuccio’s employment, the vesting of these shares will accelerate by 12 months and the vested portion of the option will remain exercisable for a period of 12 months following the date of termination. If we are subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

In the event of an involuntary termination, we will pay an amount equal to the sum of (i) Mr. DeNuccio’s base salary for a 12 month period plus (ii) Mr. DeNuccio’s target bonus for the year in which the involuntary termination occurs. In addition, Mr. DeNuccio will be eligible for continuing health benefits for 12 months following the involuntary termination. To be eligible to receive any severance compensation, including acceleration of his option, Mr. DeNuccio must execute a release of claims against the Company.

In September 2014, we entered into an Agreement with Mr. DeNuccio (the “Agreement”), effective as of September 16, 2014, pursuant to which Mr. DeNuccio elected to receive shares of the Company’s common stock in lieu of cash for salary and bonus (the “Shares”), except for minimum wage payments and other payments required to be paid in cash under applicable law.

The term of the Agreement was from September 16, 2014 until September 15, 2015 (the “Term”). For the Term, we agreed to compensate Mr. DeNuccio as follows: (i) payment of Mr. DeNuccio’s bonus of $750,000 for fiscal 2015 (the “Bonus Payment”), the amount of which is guaranteed pursuant to Mr. DeNuccio’s employment offer letter described above; (ii) payment of Mr. DeNuccio’s salary, net of the Minimum Wage Payment (defined below) of $705,000 (the “Salary Payment”); and (iii) payment of $45,000, representing the approximate portion of Mr. DeNuccio’s salary payable under applicable State of California minimum wage laws (the “Minimum Wage Payment”). The Bonus Payment and the Salary Payment, less applicable withholding taxes, and the Minimum Wage Payment, less applicable withholding taxes and Mr. DeNuccio’s contributions to such benefits as he from time to time elect, were made in full satisfaction of Mr. DeNuccio’s entitlement to all salary and bonus amounts for the Term.

Mr. DeNuccio elected to receive the Shares under the Company’s 2012 Equity Incentive Plan (the “Plan”) in lieu of cash in full payment and satisfaction of the Bonus Payment and the Salary Payment on September 30, 2014, subject to the provisions of the Agreement. The Minimum Wage Payment were paid to Mr. DeNuccio during the Term in cash in accordance with our payroll practices. The fair market value of the Shares was determined by the Company based upon the per-share closing price on September 30, 2014, reported by the NYSE. The number of Shares delivered to Mr. DeNuccio was reduced by a number of Shares equal in value to applicable withholding taxes. No fractional Shares were issued or delivered pursuant to this Agreement, and no cash was paid in lieu of any fractional Share, and no fractional Shares or any rights thereto were canceled, terminated or otherwise eliminated. The grant of Shares was subject to the terms of the Plan and a restricted stock agreement.

The Shares delivered in satisfaction of the Bonus Payment and the Salary Payment (net of Shares withheld for taxes) were subject to forfeiture in the event that Mr. DeNuccio’s employment was terminated for any reason prior to a change of control of the Company (a “Termination of Employment”).

With respect to the Bonus Payment, in the event of a Termination of Employment on or before February 15, 2015, Mr. DeNuccio would have forfeited the number of Shares that were delivered by the Company to Mr. DeNuccio in payment of the Bonus Payment.

With respect to the Salary Payment, in the event of a Termination of Employment during the Term, Mr. DeNuccio would have forfeited the number of Shares that were delivered to him by the Company in payment of the Salary Payment; provided, however, that the total number of Shares Mr. DeNuccio was required to deliver would have been reduced by 8.333% for each full month, and pro-rata for each portion of a month, completed during the Term prior to the date on which the Termination of Employment occurred .

If the forfeiture restrictions would have lapsed upon a change of control of the Company, and Mr. DeNuccio also would have become entitled to severance pay upon an involuntary termination in connection with the change of control, the Company would have reduced the amount of severance pay by the portion of the Salary Payment allocable to the period between the change of control and the end of the Term, subject to compliance with section 409A of the Internal Revenue Code.

Cory J. Sindelar

In December 2011, we entered into an employment offer letter with Mr. Sindelar. The offer letter set Mr. Sindelar’s base salary at an annual rate of $240,000, which was increased to $300,000 in September 2013, and provided that Mr. Sindelar is eligible to receive an annual bonus of up to $120,000. Mr. Sindelar is also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans. Mr. Sindelar’s offer letter provides that he is an at-will employee, and his employment may be terminated at any time by him or us. Pursuant to Mr. Sindelar’s offer letter, if we experience a change of control, Mr. Sindelar will receive acceleration of vesting of his equity awards, subject to a requirement that he provides up to six months of transition-related services if required as part of the acquisition agreement.

We entered into a Change of Control and Severance Agreement with Mr. Sindelar effective January 2014. If Mr. Sindelar’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to: (i) nine months of base salary plus pro rata amount of annual target bonus, (ii) acceleration of all equity and (iii) reimbursement of health insurance for up to twelve months. If his employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to (i) nine months of base salary and (ii) reimbursement of health insurance for up to nine months.

Said Ouissal

In May 2015, we entered into an employment offer letter with Mr. Ouissal in connection with his appointment to the position of Senior Vice President, Worldwide Field Operations. The offer letter sets Mr. Ouissal’s base salary at an annual rate of $300,000, and provided that Mr. Ouissal is eligible to receive an annual bonus of up to $300,000. Mr. Ouissal is also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans.

We have entered into a Change of Control and Severance Agreement with Mr. Ouissal effective as of February 2014. If Mr. Ouissal’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Ouissal signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Ouissal shall be entitled to: (i) six months of base salary plus pro rata amount of annual target bonus, (ii) acceleration of all equity and (iii) reimbursement of health insurance for up to six months. If his employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Ouissal signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Ouissal shall be entitled to (i) six months of base salary and (ii) reimbursement of health insurance for up to six months.

Ebrahim Abassi

In March 2016, we entered into an employment offer letter with Mr. Abbasi in connection with his appointment to the position of Chief Operating Officer. The offer letter set Mr. Abassi’s base salary at an annual rate of $400,000, and provided that Mr. Abassi is eligible to receive an annual bonus of up to $400,000. Mr. Abassi is also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans.

We entered into a Change of Control and Severance Agreement with Mr. Abassi effective as of March 2014. If Mr. Abassi’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Abassi signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Abassi shall be entitled to: (i) six months of base salary plus pro rata amount of annual target bonus, (ii) acceleration of all equity and (iii) reimbursement of health insurance for up to six months. If his employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Abassi signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Abassi shall be entitled to (i) six months of base salary and (ii) reimbursement of health insurance for up to six months.

Potential Payments upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers, who were serving in this capacity as of January 31, 2016, upon termination of employment qualifying for severance benefits not in connection with a change in control, upon the occurrence of a change of control or a termination of employment qualifying for severance benefits following a change of control, assuming that each named executive officer was terminated without cause not in connection with a change in control on January 31, 2016, that a change of control of our Company occurred on January 31, 2016, or in the event that each named executive officer’s involuntary termination of employment with our company occurred on January 31, 2016 within 12 months following a change of control, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, (iii) any earned but unpaid annual bonus for any annual bonus period which had ended prior to termination or (iv) any equity awards received by the named executive officers after January 31, 2016.

Name	Termination without Cause not in Connection with a Change of Control	Change of Control	Involuntary Termination within 12 Months after a Change of Control
Kevin A. DeNuccio:
Cash severance	$1,500,000	$—	$1,500,000
Acceleration of equity (1)	177,999	—	534,000
Continued health benefits (2)	19,271	—	19,271

	$1,697,270	$—	$2,053,271

Cory J. Sindelar
Cash severance	$225,000	$—	$225,000
Acceleration of equity (1)	—	—	73,704
Continued health benefits (2)	14,995	—	19,933

	$239,995	$—	$318,637

Said Ouissal
Cash severance	$150,000	$—	$150,000
Acceleration of equity (1)	—	—	155,750
Continued health benefits (2)	9,635	—	9,635

	$159,635	$—	$315,385

(1)	The value of accelerated equity was calculated by multiplying the number of restricted awards subject to acceleration by the closing price of our common stock as of January 31, 2016 of $0.89 per share and by multiplying the number of shares subject to acceleration by the difference between the closing price of our common stock as of January 31, 2016 and the per share exercise price of the “in-the-money” stock options to be accelerated.
(2)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2016 for the maximum period available to the named executive officer.

The executives will not receive a gross-up payment if the executive officer is required to pay excise tax under Section 4999 of the Internal Revenue Code.

Equity Compensation Plan Information

The following table sets forth required information for the Company’s equity compensation plans as of January 31, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Equity Awards	Weighted Average Exercise Price of Outstanding Equity Awards	Number of Securities available for Future Issuances under Equity Compensation Plans (3)
Plan Category
Equity compensation plans approved by shareholders (1)	22,343,000	$3.00	1,818,000
Equity plans not approved by shareholders (2)	4,000,000	$3.78	—

(1)	Includes the 2012 Stock Incentive Plan (the “2012 Plan”) and 2005 Stock Plan, which was superseded by the 2012 Plan.
(2)	Includes inducement awards made to Mr. DeNuccio under the employee inducement award exemption under the NYSE Listed Company Manual Rule 303A.08.
(3)	The number of shares available for issuance under the 2012 Plan will automatically increase on the first day of each fiscal year in an amount equal to the lesser of (i) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (ii) a lesser amount determined by the Board of Directors.

Compensation of Directors

Our Compensation Committee reviews and makes recommendations to our board of directors concerning director compensation. Mr. DeNuccio, who is our Chief Executive Officer and a director, is not compensated for his service as a director. Each of our non-employee directors are entitled to receive compensation for fiscal year 2017 as described below.

Each of our non-employee directors receives a base annual retainer of $25,000, and our chairman receives an additional annual retainer of $10,000. In addition, the chairperson and members of the Audit Committee receive annual retainers of $10,000 and $7,500 respectively; the chairperson and members of the Compensation Committee receive annual retainers of $5,000 and $5,000, respectively; and the chairperson and members of the Nominating and Corporate Governance Committee receive annual retainers of $2,500 and $2,500, respectively. Our directors are permitted, but not required, to accept shares of common stock in lieu of all or a portion of the payment of the base annual retainer.

New, non-employee directors receive an initial grant of a non-statutory option to purchase the lesser, in value, of either (i) that number of shares of common stock having a value of $250,000 using the Black-Scholes valuation methodology which one third vests and becomes exercisable on each anniversary of the date of the grant over a three year period, or (ii) 50,000 shares of our common stock using the Black-Scholes valuation methodology which vests and becomes exercisable on the first anniversary of the date of the grant. Thereafter, on the date of our annual meeting of stockholders, non-employee directors who have served as a director for at least six months prior to the annual meeting date receive annual grants of non-statutory options to purchase the lesser, in value, of either (i) that number of shares common stock having a value of $150,000 using the Black-Scholes valuation methodology which vests and becomes exercisable on the first anniversary date of the grant, or (ii) 50,000 shares of our common stock using the Black-Scholes valuation methodology which vests and becomes exercisable on the first anniversary of the date of the grant.

Our directors do not receive any additional compensation for attending board or committee meetings.

Director Compensation Table

The following table sets forth a summary of the compensation earned by directors for the year ended January 31, 2016:

	Fees Earned in Cash($)	Option Awards($) (1)	Total($)
Richard N. Nottenburg, Chairman	57,000	149,274	206,274
Georges J. Antoun	42,500	149,274	191,774
Cheemin Bo-Linn	52,500	149,274	201,774
William H. Kurtz	55,000	149,274	204,274
Lawrence J. Lang	54,500	149,274	203,774
Donald J. Listwin	8,570	171,970	180,540
Vivekanand Mahadevan	45,000	149,274	194,274
David B. Walrod	54,000	149,274	203,274

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award granted during fiscal 2016 in accordance with FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-Based Compensation” in the Company’s Form 10-K which was filed with the SEC on April 6, 2016. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. These awards vest over one or three years.

The following table lists all outstanding equity awards held by non-employee directors as of March 31, 2016:

			Option Awards
	Grant Date		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Un-Exercisable)	Option Exercise Price	Option Expiration Date
Richard N. Nottenburg, Chairman	2/28/2014	(1)	36,666	73,334	$4.35	2/28/2024
	09/04/2014		65,000	—	$4.46	9/4/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

Georges J. Antoun	6/6/2014	(1)	40,666	81,334	$3.92	6/5/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

Cheemin Bo-Linn	12/20/2013	(1)	82,000	41,000	$3.82	12/20/2023
	09/04/2014		65,000	—	$4.46	9/4/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

William H. Kurtz	11/11/2014	(1)	33,333	66,667	$4.89	11/10/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

Lawrence J. Lang	09/06/2011		50,000	—	$1.42	9/5/2021
	09/04/2014		65,000	—	$4.46	9/4/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

Donald J. Listwin	12/1/2015	(1)	—	264,000	$1.32	11/30/2025

Vivekanand Mahadevan	4/14/2014	(1)	43,000	86,000	$3.67	4/14/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

David B. Walrod	09/19/2011		100,000	—	$1.42	9/18/2021
	09/04/2014		65,000	—	$4.46	9/4/2024
	6/5/2015	(2)	—	112,000	$2.71	6/4/2025

(1)	Award vests at a rate of 1/3rd of the total number of shares subject to the option each year after the vesting commencement date. All of the shares subject to the option will immediately vest upon a change of control.
(2)	Award vests entirely after one year after the vesting commencement date. All of the shares subject to the option will immediately vest upon a change of control.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2016 with management and PricewaterhouseCoopers LLP (“PwC”) and discussed with PwC those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence.

Based on these reviews and discussions with management and PwC, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2016 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Chemin Bo-Linn

William H. Kurtz

Vivekanand Mahadevan

David B. Walrod

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by its external audit service providers are compatible with the auditor’s independence. PwC began providing audit services starting fiscal year 2016. Services associated with fiscal year 2015 were provided by KPMG LLP. The following table shows fees billed for professional services rendered by PwC for the audit of our financial statements and other services for the year ended January 31, 2016 and fees billed for professional services rendered by KPMG LLP for the audit of our financial statements and other services for the year ended January 31, 2015:

	2016	2015
Audit fees	$940,000	$910,988
Audit related fees	—	—
Tax fees	—	—
All other fees	—	41,230

	$940,000	$952,218

Audit Committee Pre-Approval Procedures

With respect to independent registered public accounting firm services and fees, it is our practice to require pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally preapproved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairperson of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, three directors (Messrs. DeNuccio, Antoun and Grant) are to be elected to serve as our Class III directors for a three-year term until our 2019 Annual Meeting, and until their successors are elected and duly qualified.

Our Board recommends that you vote on the WHITE proxy card or voting instruction form “FOR ALL” of the Board’s nominees for election to be elected and to serve as directors of Violin until our 2019 annual meeting of stockholders and until their successors are elected and qualified. It is intended that the WHITE proxies will be voted for these three Violin nominees as set forth in this proposal. Our Board unanimously recommends using the enclosed WHITE proxy card to vote “FOR ALL” of our Board’s nominees for director.

Our Board is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. Each nominee is now a member of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring at the 2019 Annual Meeting of Stockholders.

Kevin A. DeNuccio

Georges A. Antoun

Bruce H. Grant

The election of directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy, if any. We are not aware that any of the nominees will be unable or will decline to serve as a director.

Clinton has publicly announced that it intends to nominate three candidates for election as directors at the Annual Meeting. The Clinton nominees are NOT endorsed by our Board, and our Board urges you not to sign or return any proxy card that may be sent to you by Clinton.

Vote Required

Stockholders may vote for the election of three director nominees to serve as the Class III directors. The election of directors in Proposal 1 will be determined by a plurality of the votes cast at the Annual Meeting, meaning the three nominees receiving the greatest number of votes from shares eligible to vote will be elected. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors.

The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, the proxy holders will vote your shares for the election of Kevin A. DeNuccio, Georges A. Antoun and Bruce H. Grant.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF KEVIN A. DENUCCIO, GEORGES A. ANTOUN AND BRUCE H. GRANT.

PROPOSALS 2 AND 3 — BACKGROUND

Introduction

Our Board has unanimously approved and recommended to our stockholders: (i) an amendment of our Amended and Restated Certificate of Incorporation (“Reverse Split Certificate Amendment”) to effect the Reverse Stock Split at a ratio of not less than 1-for-2 shares (1:2) and not greater than 1-for-10 shares (1:10), with the exact ratio to be set within this range in the sole discretion of our Board; and (ii) an amendment of our Amended and Restated Certificate of Incorporation, as amended, to reduce the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 (on a post-split basis), if and when the Reverse Split is effected pursuant to Proposal 2. The Reverse Stock Split would be affected in the sole discretion of our Board at any time within forty-five days of the Annual Meeting, together with any other action deemed by our Board to be necessary in connection with the Reverse Stock Split, all without further approval or authorization of our stockholders. Even if Proposal 2 is approved, our Board may decide not to affect the Reverse Split at all if it determines that the Reverse Split is not in the best interests of the Company and/or its stockholders. The Authorized Share Reduction would be affected by filing the Authorized Share Reduction Certificate with the Secretary of the State of Delaware.

The Reverse Stock Split and Authorized Share Reduction will have no effect on the par value of our common stock, but will have the effect of reducing the number of outstanding shares of common stock by the chosen ratio. The proposed form of Certificate Amendment to implement the Reverse Stock Split is attached to this proxy statement as Annex II and the proposed form of Certificate Amendment to implement the Authorized Share Reduction is attached to this proxy as Annex III.

Reasons for the Reverse Stock Split and the Authorized Share Reduction

Our common stock is listed on The New York Stock Exchange (“NYSE”) and, in order for our stock to continue to be listed on the NYSE, we must comply with the listing standards set forth in the NYSE Listed Company Manual. We are not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual because the average closing price of our common stock was less than $1.00 over a consecutive 30 day trading period. As of January 6, 2016, the 30 trading-day average closing price of our common stock was $0.99 per share.

Our Board has determined to remedy the non-compliance by seeking stockholder approval of the Reverse Stock Split. Although we have six months from January 8, 2016, the date we received notice from the NYSE of non-compliance, to regain compliance, the NYSE will continue to list our common stock pending stockholder approval no later than the Annual Meeting and the implementation of the Reverse Stock Split promptly thereafter. We value our listing on the NYSE and currently intend to implement the Reverse Stock Split promptly following the Annual Meeting in order to maintain our listing.

If we do not regain compliance with the NYSE continued listing standard, the NYSE could suspend trading in and delist our stock. A suspension and delisting could adversely affect our relationships with our business partners and suppliers and customers’ and potential customers’ decisions to purchase our products and services, and could have a material, adverse impact on our business and operating results. In addition, a suspension or delisting could impair our ability to raise additional capital through equity or debt financing and our ability to attract and retain employees by means of equity compensation.

In the event of a delisting or suspension, our common stock could be traded on the over-the-counter bulletin board or in the so-called “pink sheets.” In the event of such trading, it is likely that there would be: significantly less liquidity in the trading of our common stock; decreases in institutional and other investor demand for our common stock, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker-dealers willing execute trades in our common stock. The occurrence of any of these events could result in a further decline in the market price of our common stock or impair our ability to retain and attract employees and members of management

We have a secured revolving line of credit with Silicon Valley Bank in the amount of $10 million, which is secured by a first priority security interest in our accounts receivable and the proceeds therefrom. A suspension or delisting of our common stock could result in an event of default under the credit agreement governing our existing credit facilities. In the event of a default, our lender would be able, among other things, to terminate the credit agreement, in which case the principal amounts of all loans plus interest would be immediately due and payable. In that event, we might not be able to repay the amounts due, in which case our lender could one or more remedies available to it under the credit agreement, including collateralizing any cash we have on deposit with the lender.

A suspension or delisting of our common stock also could result in a demand by the holders of our senior subordinate notes that we repurchase the notes pursuant to the terms and conditions of the indenture. In that event, we may not be able to repurchase our notes, which could result in a default under the indenture. In the event of a default, our notes would become immediately due and payable. If we are unable to pay our notes, the holders, among other things, could pursue legal action against us. In addition, a default under the indenture could constitute a default under the credit facility. A default under either the credit agreement likely would have a material adverse impact upon our business, operating results, and financial condition and prospects, and likely would adversely affect our ability to continue as a going concern.

We believe that the delisting of our common stock from the NYSE likely would result in decreased liquidity and/or increased volatility in our common stock, a loss of current or future coverage by certain sell-side analysts, and a diminution of institutional investor interest. The Board also believes that such delisting could cause a loss of confidence of industry partners, customers and Company employees, which could harm our business and its future prospects.

We also believe that the current low market price of our common stock impairs its acceptability to important segments of the institutional investor community and the investing public. Many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. We believe that the low market price of our common stock has reduced the effective marketability of our shares because of the reluctance of many brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

In order to provide maximum flexibility, we are asking our stockholders to approve a range of Reverse Stock Split ratios of not less than 1-for-2 shares (1:2) and not greater than 1-for-10 shares (1:10). The need for the broad range is due to the volatility of our stock price. For example, over the past 12 months, our common stock price has ranged from a high of $3.50 on May 4, 2015 to a low of $0.34 on April 27, 2016. We believe that enabling our Board to set the exact Reverse Stock Split ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining whether to implement the Reverse Stock Split and selecting the exchange ratio, our Board will consider factors including the following:

•	the status of our common stock listing on the NYSE;

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume for our common stock;

•	the anticipated impact of the Reverse Stock Split on the trading price of and market for our common stock; and

•	the prevailing general market and economic conditions.

Reducing the number of outstanding shares of our common stock through a reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Our Board will have sole discretion as to any implementation of the Reverse Stock Split within forty-five days following the Annual Meeting. During the forty-five-day period following the Annual Meeting, our Board may determine that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders and decide to abandon the Reverse Stock Split, without further action by the stockholders. We could regain compliance at any time during the six-month cure period if our common stock has a closing price of at least $1.00 per share on the last trading day of any calendar month during the six-month cure period and an average closing price of at least $1.00 per share over the 30 trading-day period ending on the last trading day of that month. However, our Board currently expects that it will implement the Reverse Stock Split promptly following the Annual Meeting.

We believe that, in the event that the Reverse Stock Split is effected, reducing the number of authorized shares to 250,000,000 better aligns the number of authorized shares with the number of shares that will be outstanding, is consistent with our future business requirements, and reduces corporate fees and expenses.

PROPOSAL 2 — TO APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO BETWEEN 1-FOR-2 (1:2) AND 1-FOR-10 (1:10) AS DETERMINED BY OUR BOARD, TO BE EFFECTED IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS AT ANY TIME WITHIN FORTY-FIVE DAYS FOLLOWING THE ANNUAL MEETING, AND TO AUTHORIZE ANY OTHER ACTION DEEMED BY OUR BOARD TO BE NECESSARY IN CONNECTION WITH THE REVERSE STOCK SPLIT, ALL WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS

The background and reasons for the Reverse Stock Split are described above under “Proposals 2 and 3 — Background.”

Effect of the Reverse Split on Our Common Stock

Depending upon the ratio for the Reverse Stock Split determined by our Board, a minimum of two and a maximum of ten shares of existing common stock will be combined into one share of commons stock. The table below shows, as of March 31, 2016, the approximate number of outstanding shares of common stock that would result from the listed Reverse Stock Split (without giving effect to the treatment of fractional shares) based on the 99,169,243 of common stock issued and outstanding as of that date:

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split	Number of Shares of Common Stock Authorized but Unissued	Number of Shares Authorized but Unissued After Giving Effect to the Reduction in Authorized Shares (1)
1-for-2	49,584,621	950,415,379	200,415,379
1-for-4	24,792,310	975,207,690	225,207,690
1-for-6	16,528,207	983,471,793	233,471,793
1-for-8	12,396,155	987,603,845	237,603,845
1-for-10	9,916,924	990,083,076	240,083,076

(1)	Gives effect to Proposal 3.

The actual number of shares outstanding after the Reverse Stock Split, if implemented, will depend upon the reverse Stock Split ratio that ultimately is determined by our Board.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not change any stockholder’s percentage ownership interest in the Company except that, as described below in “Fractional Shares,” our current intent is to round up any fractional shares of common stock to the next whole share, resulting in record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split receiving one additional whole share than they otherwise would have received. In addition, our current expectation is that the Reverse Stock Split will not affect an stockholder’s proportionate voting power, subject to the treatment of fractional shares and the matters discussed below in “Fractional Shares.”

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Reverse Stock Split will not affect the number of authorized shares of capital stock, and, therefore, will have the effect of an increase in the number of authorized but unissued shares of common stock. Authorized but unissued shares of our common stock and preferred stock are available for future issuance as may be determined by our Board without further action by our stockholders, unless stockholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction. These additional shares may be issued in the future for a variety of corporate purposes including, but not limited to, raising additional capital, corporate acquisitions, and equity incentive plans. Except for a stock split or stock dividend, future issuances of common shares will dilute the voting power and ownership of our existing stockholders and, depending on the amount of consideration received in connection with the issuance, could also reduce stockholders’ equity on a per share basis. In Proposal 3, our Board is recommending that stockholders approve a reduction in the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 shares.

The Reverse Stock Split could, under certain circumstances, have an antitakeover effect (for example, by enhancing our ability to approve future issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction involving the Company with another company). This Proposal 2 is not being made in response to any effort of which the Board is aware to accumulate shares of our common stock or obtain control of the Company.

The NYSE’s continued listing standards provide that a listed company will be considered to be below compliance if its average global market capitalization over a consecutive thirty trading-day period is less than $50 million and, at the same time, stockholders’ equity is less than $50 million. On April 27, 2016, we were notified by the NYSE that our stockholders’ equity was less than $50 million and our average global market capitalization over the thirty trading-day period was $44.8 million. Following our receipt of the notification, we have 45 days to submit a plan advising the NYSE of definitive action we will take, or are taking, which would bring us into conformity with the continued listing standard within 18 months of receipt of the notice, and including in the plan such information as the NYSE requires or may request. Within 45 days of its receipt of a plan, the NYSE will make a determination as to whether we have made a reasonable demonstration in the plan of an ability to come into conformity with the relevant listing standard within 18 months. If the NYSE determined not to accept a plan, it promptly would initiate procedures to suspend trading in and delist our common stock. The Reverse Stock Split does not remedy and has no effect on our non-compliance with the market capitalization and stockholder equity listing standards.

If our average global market capitalization over a consecutive thirty trading-day period is less than $15 million, the NYSE promptly will initiate suspension and delisting procedures and, under the NYSE’s continued listing standards, we will not have any opportunity to regain compliance other than an appeal process. The Reverse Stock Split does not remedy and has no effect on our non-compliance with the $15 million market capitalization listing standard.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the Effective Time) of the Certificate Amendment, a form of which is attached to this proxy statement as Annex1, with the Secretary of State of the State of Delaware. The exact timing of the filing of the Certificate Amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders, but the filing will made no later than forty-five days after the Annual Meeting. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Certificate Amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a Certificate Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on the first anniversary of the Special Meeting, our Board will abandon the Reverse Stock Split.

After the Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, and other than as described in “Fractional Shares” below, we intend to treat shares held by stockholders through a bank, broker, custodian, or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians, or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians, or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian, or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians, or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

No Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Stock Split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares to stockholders who would otherwise be entitled to receive fractional shares of common stock following the Reverse Stock Split, any fractional shares which result from the Reverse Stock Split will be rounded up to the next whole share. As a result, no stockholder will hold less than one whole share.

Accounting Matters

This proposed amendment to our Certificate of Incorporation will not affect the par value of our common stock per share, which will remain par value $0.001 per share. As a result, as of the Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, or a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for federal income tax purposes, (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment), or (iv) foreign entities and nonresident alien individuals. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the tax consequences of transactions occurring prior to or after the Reverse Stock Split, including, without limitation, the exercise of options or rights to purchase common stock in anticipation of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. In certain circumstances, we may elect to issue some or all of our stockholders fractional shares, or alternatively to round up fractional shares to the nearest whole share, rather than paying cash in lieu of fractional shares. Although there is limited authority on the matter, we do not believe that the issuance of fractional shares or rounding up to whole shares should cause the Reverse Stock Split to fail to be treated as a tax-free recapitalization, except to the extent described below. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the presplit shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares or for which an additional fraction of a share is rounded up to a whole share), and the holding period of the post-split shares received will include the holding period of the presplit shares exchanged.

A holder of the presplit shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the presplit shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the presplit shares were held for one year or less and long term if held more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Although the treatment of a stockholder who receives an additional fraction of a share to round up to a whole share is not clear, a holder who receives round-up shares in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of additional shares received and the stockholder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such gain or loss will be a capital gain or loss and will be short term if the presplit shares were held for one year or less and long term if held more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information returns may be required to be filed with the Internal Revenue Service with respect to the receipt of cash or round-up shares in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain stockholders.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

No Appraisal Rights

Stockholders have no rights under Delaware law or under our charter documents to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Vote Required

This Proposal 2 requires the affirmative vote of a majority of the outstanding shares of our common stock. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the same effect as votes “against” this Proposal 2. The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted “FOR” the approval of this Proposal 2.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, TO BE EFFECTED IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS AT ANY TIME WITHIN FORTY-FIVE DAYS AFTER THE ANNUAL MEETING, AND TO AUTHORIZE ANY OTHER ACTION DEEMED BY OUR BOARD TO BE NECESSARY IN CONNECTION WITH THE REVERSE STOCK SPLIT, ALL WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF OUR STOCKHOLDERS

PROPOSAL 3 — TO APPROVE AN AMENDMENT

OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,

AS AMENDED. REDUCING THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK FROM 1,000,000,000 TO 250,000,000 (ON A POST-SPLIT BASIS),

IF AN WHEN THE REVERSE SPLIT IS EFFECTED PURSUANT TO PROPOSAL TWO

For the reasons described above under “Proposals 2 and 3 — Background,” our Board recommends that stockholders approve an amendment of our Amended and Restated Certificate of Incorporation, as amended, to effect the Authorized Share Reduction.

The effect of the Authorized Share Reduction will be that the number of authorized shares of our common stock will be reduced from 1,000,000,000 to 250,000,000 (on a post-split basis) if an when the Reverse Stock Split is effected. The Authorized Share Reduction will not change the number of authorized shares of preferred stock and will not affect the par value of our common stock.

If authorized by our stockholders, the Authorized Share reduction would become effective at such time as the amendment to our Amended and Restated Certificate of Incorporation, as amended, the form of which is attached to this proxy statement as Annex III, is filed with the Secretary of the State of Delaware. Our Board plans to implement the Reverse Stock Split amendment and the Authorized Share Reduction amendment, but is within the sole discretion of the Board as to whether to implement either amendment. The Board intends to implement the Authorized Share Reduction amendment only if and when the Reverse Stock Split amendment is implemented.

Vote Required

This Proposal 3 requires the affirmative vote of the voting power of the outstanding shares of our Common Stock. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the same effect as votes “against” this Proposal 3. The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted “FOR” the approval of this Proposal 3.

Please note that, as discussed above, shareholder approval of Proposal 2 is a condition to Proposal 3.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO MAKE A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 1,000,000,000 TO 250,000,000 (ON A POST-SPLIT BASIS), IF AND WHEN THE REVERSE SPLIT IS EFFECTED PURSUANT TO PROPOSAL 2.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING JANUARY 31, 2017

Based upon its review of PwC’s qualifications, independence and performance, the Audit Committee of our Board has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2017.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of corporate governance, the Audit Committee is submitting its appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2017, for ratification by our stockholders.

If our stockholders fail to ratify the appointment of PwC, the Audit Committee may reconsider whether to retain PwC, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of PwC, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of PwC are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

This Proposal 4 requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or by proxy at the Annual Meeting. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will have the same effect as votes “against” this Proposal 4. The proxy holders will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted “FOR” the approval of this Proposal 4.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2017.

GENERAL INFORMATION

Stockholder Proposals for the 2017 Annual Meeting

Our Bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our Bylaws, which require that such notice be given no earlier than February 4, 2017, and no later than March 6, 2017.

Annual Report and Financial Statements

Our 2016 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended January 31, this Proxy Statement, and the accompanying WHITE proxy card will be mailed to stockholders on or about May 23, 2016. The 2016 Annual Report is also available along with this Proxy Statement and other voting materials and information on the website www.violinmemory.com/investors.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time during fiscal year 2016.

OTHER MATTERS

The Company knows of no other matters to be properly submitted for stockholder action at the 2016 Annual Meeting. If any other matters properly come before the Annual Meeting, your shares of Common Stock will be voted at the discretion of the designated proxy holders.

IT IS IMPORTANT THAT ALL PROXIES BE RETURNED PROMPTLY. THE BOARD OF DIRECTORS URGES YOU TO VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED ON THE PROXY CARD, OR IF YOU HAVE REQUESTED PROXY MATERIALS IN PAPER FORM, BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

ANNEX I

IMATION CORP.

1099 Helmo Avenue, Suite 250

Oakdale, MN 55128

April 27, 2016

Violin Memory, Inc.

4555 Great American Parkway

Santa Clara, CA 95054

Attention:        Board of Directors

Gentlemen and Madam:

As you know, Clinton Group, Inc. and Imation Corp. (together, “Our Group”) have filed a notice of our intention to nominate three individuals to the Board of Directors of Violin Memory, Inc. (“Violin” or the “Company”) at the upcoming annual meeting.

I am sending this letter to you today privately, as I do not want to disrupt the Company’s sales efforts with a public release as the first quarter comes to a close. Similarly, we have chosen not to file our preliminary proxy until the quarter is over, for the same reason. However, I have enclosed two sections of the preliminary proxy for your review. The two excerpted sections, “Reasons for Solicitation” and “Background to Solicitation” comprise the majority of the substance in the preliminary proxy, and you can find the draft in the Appendix A to this letter.

I enclose the “Reasons for Solicitation” portion for you to read because this section, without any editorializing, presents the stark facts of the Company’s underperformance in stock price and all relevant financial metrics. The section also details the Company’s disclosed compensation figures to date for key executive management. Obviously, these three topics — equity value destruction, financial metric underperformance and excessive compensation provide a compelling case for Our Group’s effort.

I also enclose the “Background for Solicitation” portion for you to read because this section, again without any editorializing, presents the facts of our Group’s historical discussions and meetings with Messrs. Nottenburg, DeNuccio and Sindelar. Prominent in this disclosure is our Group’s efforts to settle the proxy contest in a manner, I believe, is more than reasonable and fair to the Company.

To reset the framework, I reiterate today our latest proposal to settle the proxy solicitation:

•	Violin names me, Joseph De Perio, to the Board effective immediately

•	I am treated equally as a director and have requisite committee memberships

•	At the end of 18 months, I will step down from the Board and be replaced by an individual to be named today, or another industry expert designated by the Board that Our Group agrees to, which consent will not be unreasonably withheld

•	Our Group will agree to a standstill and non-disparagement agreement through the period that I serve on the Board

Given (i) the facts and circumstances in this case including the stark reality that the stock price seems to go down in value every day and (ii) our desire to have the Company move on from this proxy and save its time and resources, we have proposed what I believe is a generous offer to what will likely be achieved if we go to a shareholder vote. How do you think this is going to look to shareholders, Institutional Shareholder Services and other proxy advisors when our Group has made a bona fide, reasonable offer to settle and your Board continues to unreasonably rebuff us?

I have heard that your group is resisting a settlement because you believe the cost of running the proxy will be unbearable to us. Do not be fooled by what some of your constituents have told you. Our Group can run this proxy today for under $500,000, and you can examine the disclosure of our previous proxy contests to corroborate the accuracy of this estimate. Our Group has drafted most of the materials without outside advisors, and our legal team stands by to execute on our behalf. Our Group has a longstanding relationship with Okapi Partners, our proxy solicitor, who has always come in at or below budget. Our Group is looking at the long-term opportunity of investing in the Company’s securities upon a change in the Board, and we are optimistic in our ability to make money from here on. Given our ability to avoid significant losses in the common stock compared to your other shareholders, we have significant dry powder from Imation’s excess cash and Clinton Group’s coffers to run the proxy and make a substantial investment.

On the other hand, the Company will likely spend $1.5 to $2 million in a futile exercise to defend its three directors up for election. How do you think this decision to spend this money is going to look to shareholders, Institutional Shareholder Services and other proxy advisors, bondholders and shareholder strike suit firms when the Company is facing a liquidity crunch?

A reasonable Board of Directors that looks introspectively should give this proposal its due attention. Anything other than that would be considered reckless by any interested party looking objectively at the facts and our proposal.

I am also sending this letter to the Company’s Corporate Secretary, who pursuant to the Company’s stated Board of Directors Communication Policy, will ensure that you get the entirety of this document in its form. If you see it fit, in the interim, we are available at (212) 825-0400 to discuss further.

Joseph A. De Perio

Chairman of the Board, Imation Corp.

cc:        Clinton Group, Inc.

             Corporate Secretary, Violin Memory, Inc.

Appendix A — Draft Excerpted Sections from Our Group’s Preliminary Proxy

REASONS FOR OUR SOLICITATION

We believe there is a compelling opportunity to turnaround the Company and a chance to create significant shareholder value in the future. We believe that a company operating in data storage with a strong management team and an unwavering view towards sound execution can generate significant profits and cash flow, and in turn, attractive equity returns to its shareholders.

During its history as a public company, Violin Memory’s stock price performance on an absolute and relative basis is nothing short of abysmal. Similarly, on all relevant metrics, financial performance has been equally poor leading to significant value deterioration evidenced by the change in the Company’s net cash and shareholder’s equity.

We are soliciting the support of our fellow stockholders to put in place a Board that is better suited, in our view, to oversee the strategy of the Company. Our Nominees, if elected, will comprise a majority of the Board. The Nominees collectively have decades of expertise in technology, including data storage solutions, data management, information security, and cloud-based software; and leadership experience in sales, marketing, mergers and acquisitions, business turnarounds, as well as serving on the boards of public companies. We believe the Nominees’ unique combination of experience and skills would assist the Company in defining a business plan and strategy that better exploits the Company’s assets.

We believe our Nominees can supplement the expertise of the existing Board of Directors, specifically in data storage. In fact, all three of our nominees have direct experience with data storage, and in two cases, served as the CEO of companies in the data storage space. We believe this chief executive experience is vital in serving on the board of Violin Memory. We believe our Nominees together with the continuing directors can best serve Violin Memory through the mentorship of existing management, the selection of new management, if needed, and the monitoring and stewardship of Violin Memory’s specific business activities.

Stock Price Performance

Since its IPO on September 27, 2013, Violin Memory’s stock price is down (94.5%), or a negative compound annual decline rate of (67.7%).1 Compared to the indices listed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed with the SEC on April 6, 2016 (the “2016 10-K”), the performance of the S&P 500 Index and NYSE Composite Index for the comparable period is a positive 7.6% and 23.8%, respectively.2 During the same period, the performance of the Company’s competitors (“Competitors”) listed in the Company’s 2016 10-K is (20.6%), or a negative compound annual growth rate of (8.6%).3

Kevin A. DeNuccio was appointed as President and Chief Executive Officer (“CEO”) on February 3, 2014, effective immediately. At the time, then Chairman and Interim CEO, Howard A. Bain III, commented “Kevin DeNuccio has an outstanding track record within the technology industry of achieving profitable growth and creating significant value. His experience transforming businesses by developing deep client and channel relationships, rapidly scaling operations and cultivating talent will be invaluable to Violin as we focus on building a strong future for all our stakeholders”.4 Mr. DeNuccio’s previous position was co-founder of Wild West Capital LLC, an angel investing, management and technology consulting firm. Prior to founding Wild West Capital, Mr. DeNuccio had served as President and CEO of Metaswitch Networks, a London-based, privately held provider of IP and telecommunications software, from 2010 to 2012.

Since the inception of Mr. DeNuccio’s tenure as President and CEO of Violin Memory, on February 3, 2014, the stock price of Violin Memory is down (89.7%), or a negative compound annual decline rate of (64.3%).5

[1]	Source: Capital IQ. Period ends on April 18, 2016.
[2]	Source: Capital IQ. Period ends on April 18, 2016.
[3]	There is no peer group listed in the Company’s 2014 and 2015 proxy statements. Thus, we compare the Company to the competitors listed in the Company’s annual report on form 10-K.
[4]	Source: Press release entitled “Violin Memory Names Kevin DeNuccio Chief Executive Officer,” dated February 3, 2014.
[5]	Source: Capital IQ. Period ends on April 18, 2016.

During the same period, the performance of the Company’s Competitors was (20.3%), or a negative compound annual decline rate of (9.8%).6 Negative trends in enterprise storage expenditure accounted for a lot of the decline amongst companies in the data storage space. Compared to the indices listed in the Company’s 2016 10-K, the performance of the S&P 500 Index and NYSE Composite Index for the comparable period are a positive 20.2% and 7.0%, respectively.7

Deteriorating Financial Results Since its IPO (fiscal 2014 to fiscal 2015)

In addition to the disappointing stock price performance, the Company’s financial performance has deteriorated meaningfully since its IPO.8 For example:

•	Violin Memory’s revenue declined from $107.7 million in fiscal 2014 to $79.0 million in fiscal 2015, a decline of (26.6%);

•	Gross profit declined from $42.9 million in fiscal 2014 to $20.2 million in fiscal 2015, a decline of (52.9%);

•	Sales and marketing expense as a percentage of revenue was 75.3% in fiscal 2014 versus 78.3% in fiscal 2015, an increase of 301 bps[9];

•	Net cash declined from $99.4 million in fiscal 2014 to ($32.5) million in fiscal 2015[10], an absolute decline of $131.9 million; and

•	Total stockholders’ equity declined from $103.7 million in fiscal 2014 to $21.4 million in fiscal 2015, a decline of (79.4%).

Recent Financial Results Suggest the Acceleration in the Decline in Financial Performance (fiscal 2015 to fiscal 2016)

The financial performance of the Company has worsened over the last twelve months, as observed in financial metrics on both a relative and absolute basis. For example:

•	Violin Memory’s revenue declined from $79.0 million in fiscal 2015 to $50.9 million in fiscal 2016, a decline of (35.6%);

•	G&A expense as a percentage of revenue increased from 26.1% in fiscal 2015 to 33.7% in fiscal 2016, an increase of 760 bps, despite a decline in revenue;

•	R&D expense as a percentage of revenue increased from 66.0% in fiscal 2015 to 82.0% in fiscal 2016, an increase of 1,601 bps;

•	Sales and marketing expense as a percentage of revenue increased from 78.3% in fiscal 2015 to 109.3% in fiscal 2016, an increase of 3,101 bps;

•	Operating loss totaled ($192.9) million from fiscal 2015 to 2016,[11] an average operating loss of ($96.4) million per year;

•	Net loss totaled ($208.0) million from fiscal 2015 to 2016,[12] an average net loss of ($104.0) million per year;

[6]	Source: Capital IQ. Period ends on April 18, 2016.
[7]	Source: Capital IQ. Period ends on April 18, 2016.
[8]	The stock had its initial public offering (IPO) on September 27, 2013.
[9]	Calculated based on sales & marketing expense of $81.1 million in fiscal 2014 and $61.9 million in fiscal 2015, as disclosed in the Company’s 2015 and 2016 10-K.
[10]	Calculated based on cash & cash equivalents of $99.4, with no debt in fiscal 2014; and cash & cash equivalents of $93.4 million, line of credit of $10.0 million and convertible seniors notes of $116.0 million in fiscal 2015, as disclosed in the Company’s 2015 and 2016 10-K.
[11]	Operating loss was ($100.7) million in fiscal 2015, and ($92.2) million in fiscal 2016, as disclosed in the Company’s 2016 10-K.
[12]	Net loss was ($108.9) million in fiscal 2015, and ($99.1) million in fiscal 2016, as disclosed in the Company’s 2016 10-K.

•	Net cash declined from ($32.5) million in fiscal 2015 to ($106.9) million in fiscal 2016[13], an absolute decline of $74.4 million; and

•	Total stockholders’ equity declined from $21.4 million in fiscal 2015 to ($54.9) million in fiscal 2016, an absolute decline of $76.3 million.

Compensation Practices

In fiscal 2015, total compensation for Violin Memory’s named executive officers (“NEOs”) was almost $14.3 million. Mr. DeNuccio’s total compensation, in his role as CEO and President, was $11.4 million. In the same year, total director compensation totaled $1.9 million.14 Richard N. Nottenburg, as Chairman of the Board, was paid $449,814.15

Violin Memory has no peers listed in its 2014 and 2015 proxy statements. However, Violin Memory’s NEO and Board compensation appears inflated when compared to that of EMC Corporation (“EMC”), a competitor listed in the Company’s 2015 and 2016 10-Ks, and a recognized leader in enterprise storage. EMC is a provider of data storage, information security, virtualization, analytics and cloud computing products and services, and one of Violin Memory’s foremost competitors in the flash-based storage space. With the unveiling of XtremeIO version 4.0, a flash-based array product, EMC alleged that it had “remained the all-flash market leader in 2015” with “XtremeIO generating more than $1 billion in revenue,”16 thus reaffirming its status as a continued competitor of Violin Memory.

As of December 31, 2015, EMC had a market capitalization of $51.8 billion.17 In 2015, EMC generated $24.7 billion in revenue and $2.0 billion in net income.18 In contrast, Violin Memory had a market capitalization of $88.6 million as of December 31, 2015. In fiscal 2016, Violin Memory generated $50.9 million in revenue but suffered a ($99.1) million net loss.19 Despite obvious differences in market capitalization and profitability, EMC’s total compensation for its Lead Independent Director and Chairman and CEO was $11.5 million in 201420 and $10.8 million in 201521, in contrast with Violin Memory’s total Chairman and CEO total compensation of $11.8 million in 2014.22

[13]	Calculated using the data disclosed above for fiscal 2015, and cash & cash equivalents of $23.9 million, line of credit of $13.4 million, and convertible senior notes of $117.5 million in fiscal 2016, as disclosed in the Company’s 2016 10-K.
[14]	Source: The Company’s 2015 Proxy Statement, filed with the SEC on April 17, 2015. The total NEOs compensation of $14,259,298 is comprised of (i) salary totaling $1,335,385; (ii) cash bonuses totaling $3,967,980; (iii) options awards totaling $8,910,718; and (iv) all other compensation, a breakdown of which is provided in the Company’s Proxy Statement, totaling $30,600. The total director compensation of $1,925,060 is comprised of (i) fees in cash totaling $325,060; and (ii) option awards totaling $1,600,000.
[15]	Source: The Company’s 2015 Proxy Statement, filed with the SEC on April 17, 2015.
[16]	Source: The Company’s fiscal 2016 10-K, filed with the SEC on March 11, 2016.
[17]	Source: CapitalIQ, as of December 31, 2015.
[18]	Source: EMC Corporation’s 2015 10-K, filed with the SEC on March 11, 2016.
[19]	Source: CapitalIQ and Violin Memory’s fiscal 2016 10-K SEC filing (for the year ended 1/31/16), filed with the SEC on April 6, 2016.
[20]	Source: EMC’s 2016 Proxy Statement, filed with the SEC on April 1, 2016. Total CEO (Joseph M. Tucci) compensation in 2015 of $10,407,710 comprised of: (i) Salary totaling $1,000,000; (ii) Cash Incentive Compensation totaling $1,144,422; (iii) Equity Awards totaling $7,942,324; and (iv) All Other Compensation totaling $320,964. Total Lead Independent Director (William D. Green) Compensation in 2015 of $426,570, comprised of: (i) Cash Fees totaling $187,071 and (ii) Stock Awards totaling $239,499.
[21]	EMC’s 2015 Proxy Statement, filed with the SEC on March 20, 2015. Total CEO (Joseph M. Tucci) compensation in 2014 of $11,203,318 comprised of: (i) Salary totaling $1,000,000; (ii) Cash Incentive Compensation totaling $1,307,021; (iii) Equity Awards totaling $8,415,112; and (iv) All Other Compensation totaling $481,186. Total Lead Independent Director (William D. Green) Compensation in 2014 of $333,440, comprised of: (i) Cash Fees totaling $93,500 and (ii) Stock Awards totaling $239,940.
[22]	Source: The Company’s 2015 Proxy Statement, filed April 17, 2015.

The Path Forward

In our pursuit to improve the Company, we are nominating three individuals to stand for election at the Annual Meeting. If elected, these three individuals will comprise a minority of the members of the Board of Directors. They are as follows:

•	Ralph Schmitt, Former Chief Executive Officer and President of OCZ Storage Solutions, Inc., a provider of solid-state storage products;

•	Alex Spiro, an attorney at Brafman and Associates, and Director of Imation Corp., a global data storage and technology company; and

•	Michael V. Wall, Former CEO of Amplidata, N.V., a provider of cloud storage solutions.

We believe that Messrs. Schmitt, Spiro, and Wall possess the domain expertise, operational capability, turnaround experience and financial acumen to move Violin Memory forward from the depths it languishes in today.

Mr. Schmitt is a long-time executive in the data storage and software sectors and possesses significant CEO experience and domain expertise in high-speed storage products and semiconductor-based products. Mr. Schmitt currently serves as the Chief Executive Officer and President of OCZ Storage Solutions, a leading provider of high performance client and enterprise solid-state storage products. While at OCZ Storage Solutions, Mr. Schmitt led the restructuring of the company after its predecessor, OCZ Technology Group, Inc., filed for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Schmitt also played an essential role in the sale of OCZ Technology to Toshiba, and the integration of OCZ Storage Solutions’ products into Toshiba’s products. Previously, Mr. Schmitt had also served as CEO, President and a member of the board of directors of PLX Technology, Inc., a global provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets.

Mr. Spiro is an attorney at Brafman and Associates in New York City. He also serves on the Board of Directors of Imation Corp., a global data storage and information security company. He has handled an array of complex litigation and internal audits and investigations. Prior to joining Brafman, Mr. Spiro worked for federal and state law enforcement, most recently as a Manhattan prosecutor. Mr. Spiro’s qualifications as a director include, and are not limited to, his experience as a director of a publicly-traded, global data storage and technology company, and his significant analytical and business leadership skills.

Mr. Wall has extensive experience and possesses domain expertise in cloud storage solutions, data management and protection, cloud-based software licensing, and product and business development. Mr. Wall has most recently served as Chief Executive Officer and Executive Chairman of Amplidata, N.V., a Belgian-based private and public cloud storage solutions provider, from September 2012 until its sale in March 2015. Prior to and concurrently with his time at Amplidata, Mr. Wall served as President and CEO at Atempo, Inc, a data management and data protection provider. During his tenure at Atempo, Mr. Wall established a new management team and managed the sale of the company to the Allen Systems Group, Inc. Mr. Wall will be able to bring his extensive experience in business turnarounds, mergers and acquisitions, storage and data management technology, as well as his experience in multiple leadership positions, to Violin Memory.

If this proxy solicitation is successful, our Nominees, along with six existing directors, will constitute the new Board. We believe this new Board would be substantially stronger and better able to guide the Company than the existing Board. Upon a successful proxy solicitation, our Nominees would comprise three of nine directors on the Board. The Nominees are confident in their ability to collaborate with existing directors and the Company’s executive team to build consensus, free of the historic biases and agendas previously handicapping the existing Board, by closely examining historical financial results, projected financial results, capital needs, market conditions that determine profitability and alternate strategies. The Nominees will work with the continuing directors to evaluate the Company’s current strategy and to make changes they deem appropriate after exercising their best business judgment as fiduciaries for all stockholders.

BACKGROUND OF THE PROXY SOLICITATION (continued from previous page)

On January 12, 2016, our Group provided a notice to the Company indicating that it intended to nominate three individuals to stand for election at the Annual Meeting.

On February 9, 2016, our Group sent correspondence to the Company’s Board of Directors stating that it believed it was in the best interest of the Company that shareholders and bondholders be consulted on the Company’s ongoing sale process.

On March 10, 2016, the Company reported Q4 fiscal 2016 results and also disclosed that the then ongoing sale process would be suspended.

On March 11, 2016, representatives of the Company met telephonically with Mr. De Perio to further discuss the Company’s Q4 fiscal 2016 results.

On March 16, 2016, representatives of the Company met telephonically with Mr. De Perio to further discuss the proxy solicitation and a potential settlement. On the call, Mr. De Perio indicated a willingness to settle the proxy solicitation in the event the Company appointed two directors designated by our Group to the Company’s Board of Directors.

On March 24, 2016, representatives of the Company met telephonically with Mr. De Perio to further discuss the proxy solicitation and a potential settlement. On the call, Mr. DeNuccio indicated that the Board was willing to reduce the size of the Board to seven individuals, and further offered that our Group could designate one director to the Company’s Board. Mr. De Perio indicated that he agreed that the Board should be reduced in size, and could conceptually agree to the concept of one director of seven being designated by our Group.

On March 30, 2016, representatives of the Company met telephonically with Mr. De Perio to further discuss the proxy solicitation and a potential settlement. On the call, Mr. DeNuccio indicated that the Board was willing to reduce the size of the Board to seven individuals, and further offered that our Group could designate one director to the Company’s Board, but stipulated that the individual had to have significant storage industry expertise. Mr. De Perio indicated that that was not acceptable, and that our Group wanted the freedom to designate an individual to the Board with broader financial and distressed expertise. Mr. Sindelar inquired if our Group was willing to identify that designee today as a way to further a compromise. Mr. De Perio indicated that our group intended on making him the designee in the settlement.

On April 8, 2016, Mr. DeNuccio met telephonically with Mr. De Perio to further discuss the proxy solicitation and potential settlement offers from both sides. On the call, Mr. DeNuccio indicated that they were at an impasse, and that the Board did not see a path to a settlement along the lines that Mr. De Perio suggested. On the call, Mr. De Perio indicated a willingness to limit his term as a director of the Company to 18 months, at which point the Board could name a successor with the consent from our Group, which consent would not be unreasonably withheld.

On April 15, 2016, Mr. DeNuccio met telephonically with Mr. De Perio to further discuss the proxy solicitation and potential settlement offers from both sides. On the call, Mr. DeNuccio indicated that they were at an impasse, and that the Board did not see a path to a settlement along the lines that Mr. De Perio had previously suggested. On the same day, Mr. De Perio sent an email to Mr. DeNuccio memorializing their conversation from earlier that day.

On April 27, 2016, our Group sent a private correspondence to the Board of Directors of Violin Memory discussing our views on the current state of the proxy solicitation.

ANNEX II

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VIOLIN MEMORY, INC.

Violin Memory, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. That the name of this corporation is Violin Memory, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 9, 2005 under the name Violin Technologies, Inc.

2. This amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The following shall replace Section A to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation:

“(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,010,000,000, of which 1,000,000,000 shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which 10,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [●] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock.”

ANNEX III

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VIOLIN MEMORY, INC.

Violin Memory, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. That the name of this corporation is Violin Memory, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 9, 2005 under the name Violin Technologies, Inc.

2. This amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The following shall replace Section A to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation:

“(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 260,000,000, of which 250,000,000 shares shall be Common Stock, $0.0001 par value per share (the “Common Stock”), and of which 10,000,000 shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [●] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order to bring the number of shares held by such holder up to the next whole number of shares of Common Stock.”

ANNEX IV

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the annual meeting of shareholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our Directors and Nominees are set forth below. The name of the Directors and Nominees are set forth below and the business addresses for all the directors and nominees is c/o Violin Memory, Inc., 4555 Great America Parkway, Santa Clara, California 95054.

Name	Title
Kevin A. DeNuccio	President, Chief Executive Officer and Director
Richard N. Nottenburg	Chairman of the Board
Georges A. Antoun	Director
Cheemin Bo-Linn	Director
William H. Kurtz	Director
Lawrence J. Lang	Director
Donald J. Listwin	Director
Vivekanand Mahadevan	Director
David B. Walrod	Director
Bruce H. Grant	Director Nominee

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is c/o Violin Memory, Inc., 4555 Great America Parkway, Santa Clara, California 95054.

Name	Title
Kevin A. DeNuccio	President, Chief Executive Officer and Director
Cory J. Sindelar	Chief Financial Officer
Ebrahim Abassi	Chief Operating Officer
Said Ouissal	Senior Vice President, Worldwide Field Operations

Information Regarding Ownership of Company Securities by Participants

The number of shares of common stock held by each Participant as of March 31, 2016 is set forth under the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Company Securities Purchased or Sold (May 1, 2014 to April 30, 2016)

Name	Transaction Date	Number of Shares		Transaction Description
Georges J. Antoun	3/10/2015	32,000		Purchase of Common Stock
	9/9/2015	66,000		Purchase of Common Stock
Cheemin Bo-Linn	3/17/2015	10,000		Purchase of Common Stock
	6/9/2015	8,928		Purchase of Common Stock
Kevin A. DeNuccio	9/11/2014	142,870	(1)	Receipt of restricted common stock in lieu of salary and bonus
	3/10/2015	50,000		Purchase of Common Stock
	9/4/2015	50,000		Purchase of Common Stock
	9/9/2015	25,000		Purchase of Common Stock
	11/1/2015	2,000		Purchase of Common Stock via the 2012 Employee Stock Purchase Plan
	3/21/2016	75,000		Purchase of Common Stock
Bruce H. Grant	5/16/2014	61,811		Purchase of Common Stock
	5/16/2014	13,289		Purchase of Common Stock
	5/19/2014	50,323		Purchase of Common Stock
	5/20/2014	24,577		Purchase of Common Stock
	10/21/2014	200,000		Sale of Common Stock
	11/7/2014	100,000		Sale of Common Stock
	11/13/2014	100,000		Purchase of Common Stock
	11/14/2014	24,004		Purchase of Common Stock
	11/14/2014	23,033		Purchase of Common Stock
	11/17/2014	99,396		Purchase of Common Stock
	11/18/2014	100,000		Purchase of Common Stock
	11/18/2014	46,409		Purchase of Common Stock
	11/19/2014	5,300		Purchase of Common Stock
	11/20/2014	7,200		Purchase of Common Stock
	11/21/2014	89,176		Purchase of Common Stock
	11/24/2014	100,000		Purchase of Common Stock
	11/25/2014	5,482		Purchase of Common Stock
	12/3/2014	73,499		Sale of Common Stock
	12/4/2014	60,000		Sale of Common Stock
	12/5/2014	50,246		Sale of Common Stock
	12/8/2014	35,000		Sale of Common Stock
	12/9/2014	136,786		Sale of Common Stock
	12/18/2014	240,000		Sale of Common Stock
	12/19/2014	300,000		Sale of Common Stock
	12/22/2014	200,000		Sale of Common Stock
	1/26/2015	250,000		Purchase of Common Stock
	2/5/2015	241,118		Purchase of Common Stock
	2/9/2015	4,413		Purchase of Common Stock
	3/12/2015	200,000		Purchase of Common Stock
	4/21/2015	193,310		Sale of Common Stock

Name	Transaction Date	Number of Shares	Transaction Description
	4/22/2015	200,000	Sale of Common Stock
	4/23/2015	145,454	Sale of Common Stock
	5/26/2015	200,000	Purchase of Common Stock
	5/28/2015	100,000	Purchase of Common Stock
	5/29/2015	68,354	Purchase of Common Stock
	6/1/2015	100,000	Purchase of Common Stock
	6/2/2015	100,000	Purchase of Common Stock
	6/3/2015	85,724	Purchase of Common Stock
	6/4/2015	100,000	Purchase of Common Stock
	6/4/2015	84,699	Purchase of Common Stock
	6/8/2015	300,000	Purchase of Common Stock
	6/9/2015	300,000	Purchase of Common Stock
	6/10/2015	145,100	Purchase of Common Stock
	6/11/2015	295,600	Purchase of Common Stock
	6/12/2015	200,000	Purchase of Common Stock
	6/29/2015	163,537	Purchase of Common Stock
	6/30/2015	82,587	Purchase of Common Stock
	6/26/2015	95,750	Purchase of Common Stock
	7/1/2015	211,012	Purchase of Common Stock
	7/2/2015	200,000	Purchase of Common Stock
	7/6/2015	6,401	Purchase of Common Stock
	7/7/2015	26,422	Purchase of Common Stock
	7/9/2015	73,578	Purchase of Common Stock
	7/28/2015	3,300	Purchase of Common Stock
	7/28/2015	1,700	Purchase of Common Stock
	9/11/2015	3,300	Sale of Common Stock
	11/24/2015	1,700	Sale of Common Stock
	7/8/2015	671,986	Purchase of Common Stock
	8/14/2015	561,800	Purchase of Common Stock
	8/21/2015	1,138,200	Purchase of Common Stock
	8/25/2015	418,410	Purchase of Common Stock
	8/26/2015	418,410	Purchase of Common Stock
	8/27/2015	292,887	Purchase of Common Stock
	12/2/2015	670,000	Purchase of Common Stock
	12/2/2015	100,000	Purchase of Common Stock
	1/25/2016	500,000	Purchase of Common Stock
	1/26/2016	500,000	Purchase of Common Stock
	1/27/2016	178,307	Purchase of Common Stock
William H. Kurtz	3/19/2015	14,925	Purchase of Common Stock
Lawrence J. Lang	6/20/2014	6,250	Vesting of RSU award and acquisition of Common Stock
	9/20/2014	6,250	Vesting of RSU award and acquisition of Common Stock
	12/20/2014	6,250	Vesting of RSU award and acquisition of Common Stock
	3/10/2015	16,000	Purchase of Common Stock
	3/20/2015	6,250	Vesting of RSU award and acquisition of Common Stock
	6/20/2015	6,250	Vesting of RSU award and acquisition of Common Stock
	9/20/2015	6,250	Vesting of RSU award and acquisition of Common Stock

Name	Transaction Date	Number of Shares		Transaction Description
Donald J. Listwin	5/15/2014	75,000		Sale of Common Stock
	10/1/2014	30,000		Sale of Common Stock
	4/1/2015	45,000		Sale of Common Stock
	9/11/2015	500,000		Purchase of Common Stock
	9/14/2015	500,000		Purchase of Common Stock
	10/2/2015	200,000		Purchase of Common Stock
	10/5/2015	166,415		Purchase of Common Stock
	10/6/2015	83,585		Purchase of Common Stock
	10/7/2015	100,000		Purchase of Common Stock
	10/8/2015	100,000		Purchase of Common Stock
	10/9/2015	100,000		Purchase of Common Stock
	10/12/2015	80,000		Purchase of Common Stock
	10/13/2015	70,000		Purchase of Common Stock
	10/14/2015	100,000		Purchase of Common Stock
	10/22/2015	100,000		Purchase of Common Stock
	10/23/2015	100,000		Purchase of Common Stock
	10/26/2015	100,000		Purchase of Common Stock
	10/27/2015	150,000		Purchase of Common Stock
	3/15/2016	120,000		Purchase of Common Stock
	3/16/2016	80,000		Purchase of Common Stock
	3/17/2016	86,000		Purchase of Common Stock
	3/31/2016	100,000		Purchase of Common Stock
Vivekanand Mahadevan	3/25/2015	1,200		Purchase of Common Stock
	9/9/2015	3,000		Purchase of Common Stock
Richard N. Nottenburg	9/23/2014	50,000		Purchase of Common Stock
	9/24/2014	15,000		Purchase of Common Stock
	9/25/2014	20,000		Purchase of Common Stock
	3/10/2015	32,000		Purchase of Common Stock
	3/12/2015	8,000		Purchase of Common Stock
	9/9/2015	25,000		Purchase of Common Stock
Said Ouissal	10/20/2014	25,000	(2)	Vesting of RSU award and acquisition of Common Stock
	10/20/2014	7,777		Sale of Common Stock to satisfy a tax withholding obligation
	4/20/2015	25,000	(2)	Vesting of RSU award and acquisition of Common Stock
	4/20/2015	10,560		Sale of Common Stock to satisfy a tax withholding obligation
	9/9/2015	10,000		Purchase of Common Stock
	10/20/2015	25,000	(2)	Vesting of RSU award
	10/20/2015	10,393		Sale of Common Stock to satisfy a tax withholding obligation
	3/20/2016	37,500	(3)	Vesting of RSU award
	3/20/2016	18,271		Sale of Common Stock to satisfy a tax withholding obligation
	4/20/2016	25,000	(2)	Vesting of RSU award
	4/20/2016	10,945		Sale of Common Stock to satisfy a tax withholding obligation

Name	Transaction Date	Number of Shares		Transaction Description
Cory J. Sindelar	6/20/2014	7,802	(4)	Vesting of RSU award and acquisition of Common Stock
	6/20/2014	2,600	(5)	Vesting of RSU award and acquisition of Common Stock
	9/20/2014	7,802	(4)	Vesting of RSU award and acquisition of Common Stock
	9/20/2014	2,601	(5)	Vesting of RSU award and acquisition of Common Stock
	9/20/2014	11,703	(6)	Vesting of RSU award and acquisition of Common Stock
	9/25/2014	10,000		Purchase of Common Stock
	11/1/2014	2,000		Purchase of Common Stock via the 2012 Employee Stock Purchase Plan
	12/20/2014	7,802	(4)	Vesting of RSU award and acquisition of Common Stock
	12/20/2014	2,601	(5)	Vesting of RSU award and acquisition of Common Stock
	12/20/2014	2,925	(7)	Vesting of RSU award and acquisition of Common Stock
	3/11/2015	7,000		Purchase of Common Stock
	3/20/2015	2,635	(8)	Vesting of RSU award and acquisition of Common Stock
	3/25/2015	1,200		Purchase of Common Stock
	6/20/2015	2,883	(9)	Vesting of RSU award and acquisition of Common Stock
	9/9/2015	10,000		Purchase of Common Stock
	9/20/2015	2,884	(9)	Vesting of RSU award and acquisition of Common Stock
	12/20/2015	2,883	(9)	Vesting of RSU award and acquisition of Common Stock
	3/20/2016	2,635	(8)	Vesting of RSU award and acquisition of Common Stock
	3/20/2016	7,027	(10)	Vesting of RSU award and acquisition of Common Stock
David B. Walrod	6/20/2014	18,750		Vesting of RSU award and acquisition of Common Stock
	9/20/2014	18,750		Vesting of RSU award and acquisition of Common Stock
	9/23/2014	30,000		Purchase of Common Stock
	9/24/2014	30,000		Purchase of Common Stock
	12/20/2014	6,250		Vesting of RSU award and acquisition of Common Stock
	3/10/2014	50,000		Purchase of Common Stock
	3/11/2015	20,000		Purchase of Common Stock
	3/12/2015	23,400		Purchase of Common Stock
	3/20/2015	6,250		Vesting of RSU award and acquisition of Common Stock
	6/20/2015	6,250		Vesting of RSU award and acquisition of Common Stock
	9/9/2015	35,000		Purchase of Common Stock
	9/20/2015	6,250		Vesting of RSU award and acquisition of Common Stock

(1)	Pursuant to the Agreement with Mr. DeNuccio, effective as of September 16, 2014, Mr. DeNuccio elected to receive 298,767 shares of the Company’s common stock in lieu of cash for salary and bonus for one year, net of minimum wage payments and other payments required to be paid in cash under applicable law. Shares of 155,897 were withheld by the Company to satisfy tax withholding obligations of Mr. DeNuccio as in connection with this transaction. Shares were issued from the Company’s 2012 Equity Incentive Plan.
(2)	Represents 25,000 shares of common stock issued upon vesting of a portion of the RSU award granted on April 16, 2014 pursuant to the Company’s 2012 Equity Incentive Plan.
(3)	Represents 37,500 shares of common stock issued upon vesting of a portion of the RSU award granted on March 9, 2015 pursuant to the Company’s 2012 Equity Incentive Plan.
(4)	Represents 12,500 shares of common stock issued upon vesting of a portion of the RSU award granted on March 6, 2012 pursuant to the Company’s 2005 Stock Plan. Shares of 4,698 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.
(5)	Represents 4,166 shares or 4,167 shares of common stock issued upon vesting of a portion of the RSU award granted on August 27, 2012 pursuant to the Company’s 2005 Stock Plan. Shares of 1,566 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.
(6)	Represents 18,750 shares of common stock issued upon vesting of a portion of the RSU award granted on September 3, 2013 pursuant to the Company’s 2005 Stock Plan. Shares of 7,047 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.
(7)	Represents 4,687 shares of common stock issued upon vesting of a portion of the RSU award granted on September 3, 2013 pursuant to the Company’s 2005 Stock Plan. Shares of 1,762 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.
(8)	Represents 4,688 shares of common stock issued upon vesting of a portion of the RSU award granted on September 3, 2013 pursuant to the Company’s 2005 Stock Plan. Shares of 2,053 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.
(9)	Represents 4,687 shares or 4,688 shares of common stock issued upon vesting of a portion of the RSU award granted on September 3, 2013 pursuant to the Company’s 2005 Stock Plan. Shares of 1,804 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.
(10)	Represents 12,500 shares of common stock issued upon vesting of a portion of the RSU award granted on March 9, 2015 pursuant to the Company’s 2012 Equity Incentive Plan. Shares of 5,473 were withheld by the Company to satisfy tax withholding obligations of Mr. Sindelar in connection with vesting of RSUs.

Miscellaneous Information Regarding Participants

Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant owns any Company securities of record that such Participant does not own beneficially. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any Company securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no associate of any Participant owns beneficially, directly or indirectly, any Company securities. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliate will or may be a party. Except as described in this

Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

Other Information

There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

ANNUAL MEETING OF STOCKHOLDERS OF VIOLIN MEMORY, INC.
June 30, 2016
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
COMPANY NUMBER ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18521
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
20330000300300001000 9 063016
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. To elect the following Class III Director Nominees
FOR ALL NOMINEES
WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
NOMINEES:
Kevin A. DeNuccio
Georges A. Antoun
Bruce H. Grant
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
2. To approve an amendment of the Company’s Amended and Restated Certificate of Incorporation to: effect a Reverse Stock Split of the Company’s common stock at a ratio to be determined by the Company’s Board of Directors (“the Board”) between 1-for-2 (1:2) and 1-for-10 (1:10), to be effected at the sole discretion of the Board at any time within forty-five days of the Company’s 2016 Annual Meeting of Stockholders; and authorize any other action deemed by the Board to be necessary in connection with the Reverse Stock Split, all without further approval or authorization by the Company’s stockholders. FOR AGAINST ABSTAIN
3. To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, reducing the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 (on a post-split basis), if and when the Reverse Stock Split is effected pursuant to Proposal 2.
FOR AGAINST ABSTAIN
4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017.
NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VIOLIN MEMORY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIOLIN MEMORY, INC. The undersigned hereby appoints Kevin A. DeNuccio and Cory J. Sindelar, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Violin Memory, Inc. (the “Company”) standing in the name of the undersigned on May 4, 2016, with all powers which the undersigned would possess if present at the 2016 Annual Meeting of Stockholders of the Company to be held on June 30, 2016 or at any adjournment or postponement thereof. Receipt of the Notice of the 2016 Annual Meeting of Stockholders and Proxy Statement and the 2016 Annual Report is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such directions and no contrary instructions are provided, the proxies will have the authority to vote in accordance with the Board of Directors’ recommendations: FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. (Continued and to be signed on the reverse side.) 1.1 14475